Exhibit 10.1

Execution Version

TERM LOAN CREDIT AGREEMENT

Dated as of March 22, 2023

between

ONCOR ELECTRIC DELIVERY COMPANY LLC,

as the Borrower

and

U.S. BANK NATIONAL ASSOCIATION,

as the Lender

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TABLE OF CONTENTS

(continued)

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EXHIBITS AND SCHEDULES

Schedule 2.01	Commitments
Schedule 5.10	Existing Liens
Schedule 5.12	Terms of Subordination

Exhibit A	Form of Borrowing Request
Exhibit B	Form of Conversion Notice
Exhibit C	Form of Term Loan Note
Exhibit D	Form of Prepayment Notice
Exhibit E	Form of Compliance Certificate

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TERM LOAN CREDIT AGREEMENT (this “Agreement”), dated as of March 22, 2023 (the “Closing Date”), between ONCOR ELECTRIC DELIVERY COMPANY LLC, a Delaware limited liability company (the “Borrower”) and U.S. BANK NATIONAL ASSOCIATION (the “Lender”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Lender agree, on the terms and conditions set forth herein, to provide a term loan to the Borrower in an aggregate principal amount of $150,000,000. The Lender has indicated its willingness to provide the term loan on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II or any Term SOFR Loan Converted to a Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly or indirectly controls or is controlled by or is under common control with the Person specified.

“Agreement” shall have the meaning given such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1.00% per annum and (c) the Term SOFR Rate for a one month Interest Period on such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR Rate shall be effective from and include the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR Rate, respectively. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.07 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.07(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Ancillary Document” shall have the meaning given such term in Section 8.11(b).

“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Law” shall mean, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority (including the PUCT, ERCOT and FERC), in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable Margin” shall mean, (x) if an ABR Loan, zero percent (0.00%) per annum and (y) if a Term SOFR Loan, ninety five hundredths of one percent (0.95%) per annum. At any time an Event of Default has occurred and is continuing, the Applicable Margins set forth above shall be increased by 2.00% with respect to overdue principal.

“Applicable Provisions” shall have the meaning given such term in Section 5.12.

“Approved Fund” shall mean any Fund that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.07(b)(iv).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” shall mean, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Lender, has taken any action in furtherance of, or indicated its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” shall mean, initially, with respect to any Term SOFR Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, as applicable, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.07(b). Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” shall mean, for any Available Tenor, the sum of (a) the alternate benchmark rate that has been selected by the Lender and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment; provided that if the Benchmark Replacement would be less than the Floor, the Benchmark Replacement will be deemed to be zero for purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender and the Borrower for the applicable Corresponding Tenor, giving due consideration to any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time in the United States.

“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (x) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (y) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by an Official Body having jurisdiction over the Lender, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, the Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Lender announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.07(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.07.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” shall have the meaning given such term in the preamble hereto.

“Borrower Information” shall have the meaning given to such term in Section 3.05(b).

“Borrowing” shall mean (a) the incurrence of a Term Loan from the Lender during the Funding Availability Period and (b) a group of Term Loans of a single Type made or Converted by the Lender on a single date and as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request made pursuant to Section 2.03(a) substantially in the form of Exhibit B-1.

“Business Day” shall mean any day (other than a day that is a Saturday or a Sunday) on which commercial banks are open for business in New York City (or, if otherwise, the lending office of the Lender); provided that, when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.

“Capitalization” shall mean the total of all of the following items appearing on, or included in, the Borrower’s unconsolidated balance sheet: (a) liabilities for Indebtedness maturing more than 12 months from the date of determination, and (b) common Equity Interests, common Equity Interest expense, accumulated other comprehensive income or loss, preferred Equity Interests, preference Equity Interests, premium on common Equity Interests and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares or units of the Borrower’s Equity Interests held in the Borrower’s treasury, if any. Capitalization shall be determined in accordance with GAAP and practices applicable to the type of business in which the Borrower is engaged, and may be determined as of the date not more than 60 days prior to the happening of the event for which the determination is being made.

“Change in Control” shall mean and be deemed to have occurred if any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), other than one or more Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Shares of the Borrower that exceeds 35% thereof, unless one or more Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the non-Disinterested Directors (as defined in the limited liability company agreement of the Borrower) of the board of directors of the Borrower.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by the Lender with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Charges” shall have the meaning given such term in Section 8.13(a).

“Closing Date” shall have the meaning given such term in the preamble hereto.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Commitment” shall mean, with respect to the Lender, the commitment of the Lender in an amount set forth in Schedule 2.01 hereto to make Term Loans during the Funding Availability Period. The Commitment of the Lender shall automatically and permanently terminate on the last day of the Funding Availability Period. For the avoidance of doubt, any remaining unused Commitment shall automatically terminate on the last day of the Funding Availability Period and, if applicable, immediately after the funding of Term Loans requested by the Borrower to be made on such day.

“Communications” shall have the meaning given such term in Section 8.16(a).

“Competitor” shall mean any competitor of the Borrower that is directly or indirectly engaged in the same or a similar line of business as the Borrower, including, without limitation, any company that provides electricity transmission and distribution services, or that is a public utility, power generation company or retail electric provider.

“Confidential Information” shall have the meaning given such term in Section 8.15.

“Conforming Changes” shall mean, with respect to the Term SOFR Rate or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Lender decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of the Term SOFR Rate or such Benchmark Replacement and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides (in consultation with the Borrower) that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of the Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as the Lender decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Senior Debt” shall mean the Senior Debt (other than the Qualified Transition Bonds) of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis.

“Consolidated Shareholders’ Equity” shall mean the sum (without duplication) of (a) total common Equity Interests or common members’ interest plus (b) preferred and preference Equity Interests or preferred members’ interest not subject to mandatory redemption, each (in the case of clauses (a) and (b)) determined with respect to the Borrower and its Consolidated Subsidiaries on a consolidated basis, plus (c) Equity-Credit Preferred Securities in an aggregate liquidation preference amount not in excess of $1,000,000,000; provided, however, that in computing Consolidated Shareholders’ Equity at any time, the following shall be added to the extent that the following decreased total common members’ interest: any cash and non-cash charges, in an amount of up to $250,000,000 (calculated on an aggregate basis throughout the term of this Agreement), as a result of (x) rulings by state regulatory bodies having jurisdiction over the Borrower or its Consolidated Subsidiaries and (y) the early retirement, repurchase or termination of debt or other securities or financing arrangements, including premiums, relating to liability management activities.

“Consolidated Subsidiary” of any Person shall mean at any date any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements as of such date; provided, however, that Qualified Transition Bond Issuers and Subsidiaries of Qualified Transition Bond Issuers shall not be deemed to be Consolidated Subsidiaries of the Borrower.

“Consolidated Total Capitalization” shall mean the sum of (a) Consolidated Shareholders’ Equity, (b) Consolidated Senior Debt and (c) Subordinated Obligations excluded from the calculation of Senior Debt.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“Conversion Notice” shall mean a request made pursuant to Section 2.03(b) substantially in the form of Exhibit B-2.

“Convert,” “Conversion,” “Converted” and “Converting” each shall refer to a conversion of Term Loans of one Type into Term Loans of the other Type (or a combination of Types) or Term Loans of the same Type having the same or a new Interest Period or the selection of a new, or the renewal of the same, Interest Period for Term SOFR Loans, pursuant to Section 2.03, 2.07 or 2.10(a)(ii).

“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Documents” shall mean this Agreement and any Term Loan Notes issued by the Borrower hereunder.

“Debt Ratings” shall mean the ratings (whether explicit or implied) assigned by S&P and Moody’s to the senior secured non-credit enhanced long term debt of the Borrower.

“Default” shall mean any event or condition, which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Person that (a) has, or has a Lender Parent that has, become the subject of a Bankruptcy Event or (b) has become the subject of a Bail-In Action.

“Disqualified Institution” shall mean, on any date, (a) any Person that is a Competitor and (b) any other Person that is not, and is not an Affiliate of, a commercial bank, savings bank, savings and loan association or similar financial institution that has total assets of $50,000,000,000 or more and is engaged in the business of lending money and extending credit in the ordinary course of business.

“dollars” or “$” shall mean lawful money of the United States.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” shall mean an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Equity-Credit Preferred Securities” shall mean securities, however denominated, (a) issued by the Borrower or a Consolidated Subsidiary of the Borrower, (b) that are not subject to mandatory redemption or the underlying securities, if any, of which are not subject to mandatory redemption, (c) that are perpetual or mature no less than 30 years from the date of issuance, (d) the indebtedness issued in connection with which, including any guaranty, is subordinate in right of payment to the unsecured and unsubordinated indebtedness of the issuer of such indebtedness or guaranty and (e) the terms of which permit the deferral of the payment of interest or distributions thereon to a date occurring after the Maturity Date.

“Equity Interests” of any Person shall mean the shares of common stock and other voting capital stock or other voting ownership interests having ordinary voting power to vote in the election of the board of directors or other governing body performing similar functions (except directors’ qualifying shares) of such Person.

“ERCOT” shall mean the Electric Reliability Council of Texas or any other entity succeeding thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA; or (h) the occurrence of a nonexempt “prohibited transaction” as defined in Section 4975(c) of the Code or Section 406 of ERISA with respect to which Borrower or any of its Subsidiaries is liable.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person).

“Event of Default” shall have the meaning given such term in Article VI.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or, in the case of the Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Term Loan or Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Term Loan or Commitment (other than pursuant to an assignment requested by the Borrower under Section 2.15) or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office; and (c) any Taxes imposed under FATCA.

“Existing Notes” shall mean all senior secured notes and debentures outstanding on the date hereof and disclosed in the Borrower’s applicable periodic and/or current reports filed with the SEC and any refinancings, additional issuances or replacements thereof.

“Existing Revolving Credit Agreement” shall mean that certain Revolving Credit Agreement dated as of November 9, 2021 by and among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent and the lenders from time to time party thereto, as amended and as such agreement may be further amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified from time to time (including any refinancing or replacement thereof).

“Extension of Credit” shall mean the making of a Term Loan.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any intergovernmental agreement entered into with respect thereto and any rules, guidance or legislation implementing any such intergovernmental agreement, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any current or future regulations or official interpretations of the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the greater of (a) zero and (b) the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Central time) on such day on such transactions received by the Lender from three (3) federal funds brokers of recognized standing selected by the Lender in its sole discretion.

“FERC” shall mean the Federal Energy Regulatory Commission or any successor.

“Financial Officer” of any corporation or limited liability company shall mean the chief financial officer, principal accounting officer, treasurer, associate or assistant treasurer, or any responsible officer designated by one of the foregoing Persons, of such corporation or limited liability company.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or, if no floor is specified, zero.

“Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Availability Period” shall mean the period commencing on the Closing Date and ending on the earliest to occur of (a) the Funding Date and (b) 5:00 p.m. New York City time on March 31, 2023.

“Funding Date” shall mean any Business Day occurring during the Funding Availability Period on which the Borrower shall have requested the Term Loan to be made to it in accordance with Section 2.03.

“GAAP” shall mean generally accepted accounting principles, applied on a consistent basis.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hedging Agreements” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement.

“Holdings” shall mean Oncor Electric Delivery Holdings Company LLC.

“Indebtedness” of any Person shall mean (without duplication) all indebtedness of such Person (a) for borrowed money or evidenced by bonds, indentures, notes or other similar instruments, (b) to pay the deferred purchase price of property or services (excluding trade payables in the ordinary course of business that are not more than 60 days overdue) that in accordance with GAAP would be included as a liability on the balance sheet of such Person, (c) as lessee for the principal component of all leases that are recorded as capital leases, (d) under reimbursement agreements or similar agreements with respect to the issuance of letters of credit (other than obligations in respect of letters of credit opened to provide for the payment of goods or services purchased in the ordinary course of business), (e) in respect of Indebtedness of others secured by a Lien on any asset of such Person (with the Indebtedness of such Person described in this clause (e) deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith),

(f) all net payment obligations of such Person in respect of interest rate swap agreements, currency swap agreements and other similar agreements designed to hedge against fluctuations in interest rates or foreign exchange rates and (g) under direct or indirect guaranties in respect of, and to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, liabilities, obligations or indebtedness of others of the kinds referred to in clauses (a) through (f) above (provided that this clause (g) shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness)); provided, however, that for all purposes, the following shall be excluded from the definition of “Indebtedness”: (A) Qualified Transition Bonds (including interest rate swaps entered into by any Qualified Transition Bond Issuer of the Borrower in connection with Qualified Transition Bonds issued by such Qualified Transition Bond Issuer), (B) amounts payable from the Borrower to current or former Affiliates in connection with nuclear decommissioning costs, retail clawback or other regulatory transition issues and (C) any Indebtedness defeased by such Person or by any Subsidiary of such Person.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning given such term in Section 8.05(c).

“Indentures” shall mean the indentures and note purchase agreements for the Existing Notes, any supplements, amendments or replacements of such indentures and note purchase agreements and all other indentures and other agreements governing notes, loans and/or other obligations pursuant to the Mortgage.

“Interest Payment Date” shall mean, (a) with respect to any Term SOFR Loan, the last day of the Interest Period applicable thereto and (b) with respect to any ABR Loan, the first Business Day of each April, July, October and January and, in each case, the Maturity Date or the date of any prepayment of such Term Loan or Conversion of such Term Loan to a Term Loan of a different Type.

“Interest Period” shall mean, with respect to any Term SOFR Borrowing, the period of time commencing on the date of such Term SOFR Borrowing and ending on the numerically corresponding day in the calendar month that is one (1) or three (3) months thereafter; provided, that such Interest Period shall commence on the effective date of such Term SOFR Borrowing, which shall be (a) the date of such Term SOFR Borrowing if the Borrower is requesting new Term Loans, or (b) the date of renewal of or Conversion to a Term SOFR Borrowing if the Borrower is renewing or Converting to a Term SOFR Borrowing applicable to outstanding Term Loans; provided, further, that (i) any Interest Period which would otherwise end on a date that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) the Borrower shall not select, Convert to or renew an Interest Period for any portion of the Term Loans that would end after the Maturity Date and (iii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Lender” shall have the meaning given such term in the preamble hereto.

“Lender Parent” shall mean, with respect to the Lender, any Person as to which the Lender is, directly or indirectly, a Subsidiary.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For purposes of this Agreement, any Person shall be deemed to own, subject to a Lien, any asset which it has acquired or holds (other than pursuant to an ordinary course consignment) subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Material Adverse Change” shall mean any circumstances or conditions affecting the business, assets, operations, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (a) the ability of the Borrower to perform its Obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Lender under this Agreement or any of the other Credit Documents.

“Maturity Date” shall mean April 30, 2024.

“Maximum Rate” shall have the meaning given such term in Section 8.13(a).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean the Deed of Trust, Security Agreement and Fixture Filing, dated as of May 15, 2008 (as amended, modified or supplemented from time to time), by the Borrower as grantor, to and for the benefit of the collateral agent named therein.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any of the Borrower, any Subsidiary or any ERISA Affiliate is making, or accruing an obligation to make, contributions or with respect to which the Borrower, any Subsidiary or any ERISA Affiliate could incur liability under Title IV of ERISA.

“Net Tangible Assets” shall mean the amount shown as total assets on the Borrower’s unconsolidated balance sheet, less (a) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and other regulatory assets carried as an asset on the Borrower’s unconsolidated balance sheet and (b) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets shall be determined in accordance with GAAP and practices applicable to the type of business in which the Borrower is engaged.

“Non-Dilutive Subsidiary” of any Person and with respect to any Subsidiary of such Person (the “original Subsidiary”) shall mean any other Subsidiary of such Person if the percentage of the Equity Interests held by such Person in such other Subsidiary is at least as great as the percentage of the Equity Interests held by such Person in such original Subsidiary.

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower and any of its Subsidiaries arising under any Credit Document or otherwise with respect to any Term Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or such Subsidiary of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Borrower under the Credit Documents (and any of its Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by the Borrower under any Credit Document.

“Official Body” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Other Connection Taxes” shall mean, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Term Loan or Credit Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.15).

“Participant” shall have the meaning given such term in Section 8.04(d).

“Participating Receivables Grantor” shall mean the Borrower or any Subsidiary that is or that becomes a participant or originator in a Permitted Receivables Financing.

“Patriot Act” shall have the meaning given such term in Section 8.19.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Encumbrances” shall mean, as to any Person at any date, any of the following:

(a) (i) Liens for Taxes, assessments or governmental charges not then delinquent and Liens for workers’ compensation awards and similar obligations not then delinquent and undetermined Liens or charges incidental to construction, Liens for Taxes, assessments or governmental charges then delinquent but the validity of which is being contested at the time by such Person in good faith against which an adequate reserve has been established, with respect to which levy and execution thereon have been stayed and continue to be stayed and that do not impair the use of the property or the operation of such Person’s business, and (ii) Liens incurred or created in connection with or to secure the performance of bids, tenders, contracts (other than for the payment of money), leases, statutory obligations, surety bonds or appeal bonds, and mechanics’ or materialmen’s Liens, assessments or similar encumbrances, the existence of which does not impair the use of the property subject thereto for the purposes for which it was acquired, and other Liens of like nature incurred or created in the ordinary course of business;

(b) Liens securing indebtedness, neither assumed nor guaranteed by such Person nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by such Person for any substation, transmission line, transportation line, distribution line, right of way or similar purpose;

(c) rights reserved to or vested in any municipality or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase or recapture or to designate a purchaser of any of the property of such Person;

(d) rights reserved to or vested in others to take or receive any part of the power, gas, oil, coal, lignite or other minerals or timber generated, developed, manufactured or produced by, or grown on, or acquired with, any property of such Person and Liens upon the production from property of power, gas, oil, coal, lignite or other minerals or timber, and the by-products and proceeds thereof, to secure the obligations to pay all or a part of the expenses of exploration, drilling, mining or development of such property only out of such production or proceeds;

(e) easements, licenses, restrictions, exceptions or reservations in any property and/or rights of way of such Person for the purpose of roads, pipe lines, substations, transmission lines, transportation lines, distribution lines, removal of oil, gas, lignite, coal or other minerals or timber, and other like purposes, or for the joint or common use of real property, rights of way, facilities and/or equipment, and defects, irregularities and deficiencies in titles of any property and/or rights of way, which do not materially impair the use of such property and/or rights of way for the purposes for which such property and/or rights of way are held by such Person;

(f) rights reserved to or vested in any municipality or public authority to use, control or regulate any property of such Person;

(g) any obligations or duties, affecting the property of such Person, to any municipality or public authority with respect to any franchise, grant, license or permit;

(h) as of any particular time any controls, Liens, restrictions, regulations, easements, exceptions or reservations of any municipality or public authority applying particularly to space satellites or nuclear fuel;

(i) any judgment Lien against such Person securing a judgment for an amount not exceeding 25% of Consolidated Shareholders’ Equity of such Person, so long as the finality of such judgment is being contested by appropriate proceedings conducted in good faith and execution thereon is stayed;

(j) any Lien arising by reason of deposits with or giving of any form of security to any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, for any purpose at any time as required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or license, or to enable such Person to maintain self-insurance or to participate in any fund for liability on any insurance risks or in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or to share in the privileges or benefits required for companies participating in such arrangements;

(k) any landlords’ Lien on fixtures or movable property located on premises leased by such Person in the ordinary course of business so long as the rent secured thereby is not in default; or

(l) any Lien of the agent under the Existing Revolving Credit Agreement on the Cash Collateral Account (as defined in the Existing Revolving Credit Agreement).

“Permitted Holders” shall mean any of (a) Sempra or any of its Affiliates, (b) Texas Transmission or any of its Affiliates or (c) any member of, or other investor in, Texas Transmission or any of its Affiliates, or any investment fund or vehicle managed, sponsored or advised by any such member or investor, and any Affiliate of or successor to any such investment fund or vehicle. In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Change in Control as a result of a Permitted Transaction, together with its Affiliates, shall thereafter constitute Permitted Holders.

“Permitted Receivables Financing” shall mean any of one or more receivables financing programs as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are limited recourse (except for representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower and its Subsidiaries (other than a Receivables Entity) providing for the sale, conveyance, or contribution to capital of Receivables Facility Assets by Participating Receivables Grantors in transactions purporting to be sales of Receivables Facility Assets to either (a) a Person that is not a Subsidiary or (b) a Receivables Entity that in turn funds such purchase by the direct or indirect sale, transfer, conveyance, pledge, or grant of participation or other interest in such Receivables Facility Assets to a Person that is not a Subsidiary.

“Permitted Sale Leaseback” shall mean any Sale Leaseback existing on the Closing Date or consummated by the Borrower or any Subsidiary after the Closing Date; provided that any such Sale Leaseback consummated after the Closing Date not between the Borrower and one of its Subsidiaries is consummated for fair value as determined at the time of consummation in good faith by (a) the Borrower or such Subsidiary and (b) in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $100,000,000, the board of directors of the Borrower or such Subsidiary (which such determination may take into account any retained interest or other investment of the Borrower or such Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Permitted Transaction” shall mean a transaction (a) for which all required approvals from each applicable Governmental Authority have been duly obtained, (b) after which the Borrower will remain subject to “ring-fencing” measures substantially the same as the ring-fencing measures in effect on the Closing Date, unless such ring-fencing measures are (x) no longer required by the PUCT or (y) are modified by the PUCT, provided that, in the case of clause (y), the Borrower will maintain “ring-fencing” measures as required by the PUCT, (c) that does not result in the Borrower’s Debt Rating issued by S&P being lower than BBB- (stable) or the Borrower’s Debt Rating issued by Moody’s being lower than Baa3 (stable) and (d) at the time of and after giving effect to which, no Default shall have occurred and be continuing.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or Governmental Authority or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan described under Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate sponsors, contributes to (or has any obligation to contribute to) or has any liability (contingent or otherwise) with respect to (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to have any liability with respect to).

“Prepayment Notice” shall mean a notice given pursuant to Section 2.08(a) in substantially the form of Exhibit D.

“Prime Rate” shall mean a rate per annum equal to the prime rate of interest announced from time to time by the Lender or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as such prime rate changes or, if the Lender ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected

Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (provided that the Lender shall, upon request, promptly provide to the Borrower a certificate setting forth in reasonable detail the basis for such determination) or any similar release by the Board (as determined by the Lender). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PUCT” shall mean the Public Utility Commission of Texas or any successor.

“QFC Credit Support” shall have the meaning given such term in Section 8.23.

“Qualified Transition Bond Issuer” shall mean, with respect to the Borrower, (a) the Borrower, (b) a Subsidiary of the Borrower formed and operating solely for the purpose of (i) purchasing and owning transition property created under a “financing order” (as such term is defined in the Texas Utilities Code) issued by the PUCT, (ii) issuing such securities pursuant to such order, (iii) pledging its interests in such transition property to secure such securities and (iv) engaging in activities ancillary to those described in clauses (i), (ii) and (iii) or (c) any directly or indirectly held Subsidiary of the Borrower formed and operating for purposes that include owning a Person identified in clause (ii) above.

“Qualified Transition Bonds” of the Borrower shall mean securities, however denominated, that are (a) issued by a Qualified Transition Bond Issuer, (b) secured by or otherwise payable from transition charges authorized pursuant to the financing order referred to in clause (b)(i) of the definition of “Qualified Transition Bond Issuer,” and (c) non-recourse to the Borrower or any of its Consolidated Subsidiaries (other than the issuer of such securities).

“Receivables Entity” shall mean any Person formed solely for the purpose of (a) facilitating or entering into one or more Permitted Receivables Financings and (b) in each case, engaging in activities reasonably related or incidental thereto.

“Receivables Facility Assets” shall mean presently existing and hereafter arising or originated Accounts, Chattel Paper and Payment Intangibles (as each such term is defined in the Uniform Commercial Code in effect in the State of New York from time to time) owed or payable to any Participating Receivables Grantor, and to the extent related to or supporting any Accounts, Chattel Paper or Payment Intangibles, or constituting a receivable, all General Intangibles (as such term is defined in the Uniform Commercial Code in effect in the State of New York from time to time) and other forms of obligations and receivables owed or payable to any Participating Receivables Grantor, including the right to payment of any interest, finance charges, late payment fees or other charges with respect thereto (the foregoing, collectively, being “receivables”), all of such Participating Receivables Grantor’s rights as an unpaid vendor (including rights in any goods the sale of which gave rise to any receivables), all security interests or liens and property subject to such security interests or liens from time to time purporting to secure payment of any receivables or other items described in this definition, all guarantees, letters of credit, security agreements, insurance and other agreements or arrangements from time to time supporting or securing payment of any receivables or other items described in this definition, all customer deposits with respect thereto, all rights under any contracts giving rise to or evidencing any receivables or other items described in this definition, and all documents, books, records and information (including computer programs, tapes, disks, data processing software and related property and rights) relating to any receivables or other items described in this definition or to any obligor with respect thereto, and all proceeds of the foregoing.

“Reference Time” with respect to any setting of the then-current Benchmark shall mean the time determined by the Lender in its reasonable discretion.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or, in each case, any successor thereto.

“Reportable Event” shall mean any reportable event as defined in Sections 4043(c)(1)-(13) of ERISA (other than a reportable event for which the 30 day notice requirement has been waived) with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“S&P” shall mean Standard & Poor’s Ratings Services (a division of The McGraw-Hill Companies, Inc.).

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or one (1) of its Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“SEC” shall mean the Securities and Exchange Commission.

“Sempra” shall mean Sempra Energy, a California corporation.

“Senior Debt” of any Person shall mean (without duplication) (a) all Indebtedness of such Person described in clauses (a) through (c) of the definition of “Indebtedness,” (b) all Indebtedness of such Person described in clause (d) of the definition of “Indebtedness” in respect of unreimbursed drawings under letters of credit described in such clause (d) and (c) all direct or indirect guaranties of such Person in respect of, and to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, liabilities, obligations or indebtedness of others of the kinds referred to in clauses (a) and (b) above; provided, however, that in calculating “Senior Debt” of the Borrower, (x) any amount of Equity-Credit Preferred Securities not included in the definition of “Consolidated Shareholders Equity” shall be included and (y) all Subordinated Obligations shall be excluded.

“Significant Disposition” shall mean a sale, lease, disposition or other transfer (including by division) by a Person, or any Subsidiary of such Person, during the period from the Closing Date until the Maturity Date, of assets constituting, either individually or in the aggregate with all other assets sold, leased, disposed or otherwise transferred by such Person and its Consolidated Subsidiaries during such period, 30% or more of the assets of such Person and its Consolidated Subsidiaries taken as a whole, as reported on the most recent consolidated balance sheet of such Person prior to the date of such sale, lease, disposition or other transfer, excluding (a) any such sale, lease, disposition or other transfer to a Non-Dilutive Subsidiary of such Person, (b) dispositions of accounts receivable in connection with the collection or compromise thereof, (c) any dispositions of Receivables Facility Assets in connection with any Permitted Receivables Financing and (d) (i) any disposition of any assets required by any Governmental Authority or (ii) other dispositions pursuant to Permitted Sale Leaseback transactions so long as the aggregate consideration for all dispositions consummated pursuant to this clause (d) after the Closing Date does not exceed $500,000,000.

“Significant Subsidiary” shall mean, at any time, any Subsidiary of the Borrower that as of such time has total assets in excess of 10% of the total assets of the Borrower and its Consolidated Subsidiaries.

“SOFR” shall mean, for any day, a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the SOFR Administrator, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” shall mean, with respect to any Person as of a particular date, that on such date such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount which, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Obligations” shall mean obligations of any Person that are subordinate in right of payment and enforcement to the prior payment of the Obligations arising under the Credit Documents on the terms set forth in Schedule 5.12 or such other terms as are acceptable to the Lender.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such parent; provided, however, that Qualified Transition Bond Issuers and Subsidiaries of Qualified Transition Bond Issuers shall not be deemed to be Subsidiaries of the Borrower.

“Substantial” shall mean an amount in excess of 10% of the consolidated assets of the Borrower and its Consolidated Subsidiaries taken as a whole.

“Supported QFC” shall have the meaning given such term in Section 8.23.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Note” shall mean the promissory note made by the Borrower in favor of the Lender (and its registered assigns) evidencing the Term Loan made by the Lender, substantially in the form attached as Exhibit C, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Term Loans” shall mean the term loan made, or to be made, to the Borrower by the Lender pursuant to Section 2.01.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).

“Term SOFR Borrowing” shall mean a Borrowing comprised of Term SOFR Loans.

“Term SOFR Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Term SOFR Rate in accordance with the provisions of Article II.

“Term SOFR Rate” shall mean, with respect to any Interest Period, the Term SOFR Reference Rate for a tenor comparable to such Interest Period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (New York City time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate shall be the Term SOFR Reference Rate for such tenor on the first U.S. Government Securities Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator, so long as such first preceding Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than 0.00%, then the Term SOFR Rate shall be deemed to be 0.00%. The Term SOFR Rate shall be adjusted automatically without notice to the Borrower on and as of the first day of each Interest Period.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Texas Transmission” shall mean Texas Transmission Investment LLC.

“Type,” when used in respect of any Term Loan or Borrowing, shall refer to the Rate by reference to which interest on such Term Loan or on the Term Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall include the Term SOFR Rate and the Alternate Base Rate.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” shall mean the United States of America.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” shall have the meaning given such term in Section 8.23.

“Voting Shares” shall mean, as to shares or other Equity Interests of a particular corporation or other type of Person, outstanding shares of stock or other Equity Interests of any class of such corporation or other Person entitled to vote in the election of directors or other comparable managers of such Person, excluding shares or other interests entitled so to vote only upon the happening of some contingency.

“Wholly Owned Subsidiary” of any Person shall mean any Consolidated Subsidiary of such Person all of the shares of common Equity Interests and other Voting Shares (except directors’ qualifying shares) of which are at the time directly or indirectly owned by such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with any covenant set forth in Article V, such terms shall be construed in accordance with GAAP as in effect on the date hereof applied on a basis consistent with the application used in preparing the Borrower’s audited financial statements referred to in Section 3.05. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Lender shall so request, the Borrower and the Lender shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Lender); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.03 Term SOFR Notification. Section 2.07(b) of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the Term SOFR Rate is no longer available or in certain other circumstances. The Lender does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the Term SOFR Rate or with respect to any alternative or successor rate thereto, or replacement rate therefor.

Section 1.04 Divisions. For all purposes hereunder, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE CREDITS

Section 2.01 Term Loans. Subject to the terms and conditions of this Agreement and the other Credit Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Credit Documents, the Lender agrees to make a Term Loan to the Borrower during the Funding Availability Period in an aggregate principal not to exceed the Lender’s Commitment; provided that there shall be no more than one (1) Funding Date.

Section 2.02 Term Loan Borrowings.

(a) The Term Loan shall be made as part of a Borrowing consisting of a Term Loan made or Converted by the Lender.

(b) [Reserved].

Section 2.03 Borrowing and Conversion Procedures.

(a) Borrowing Procedure. In order to request a Borrowing (other than a Conversion) during the Funding Availability Period, the Borrower shall hand deliver or send via facsimile (which facsimile may be delivered via the recipient’s electronic mail system) to the Lender a duly completed Borrowing Request (i) in the case of a Term SOFR Borrowing, not later than 12:00 p.m., New York City time, three (3) U.S. Government Securities Business Days (or such shorter period of time as the Lender may agree) prior to the proposed Borrowing and (ii) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the Business Day of the proposed Borrowing. Such notice shall be irrevocable and shall in each case specify (x) whether the Borrowing then being requested is to be a Term SOFR Borrowing or an ABR Borrowing and (y) the date of such Borrowing (which shall be a Business Day and shall constitute a Funding Date) and the amount thereof; provided, however, that each Borrowing shall be in an amount which is an integral multiple of $1,000,000 and not less than $5,000,000.

(b) Voluntary Conversion Procedure. The Borrower may on any Business Day, upon delivery of a duly completed Conversion Notice given to the Lender (i) not later than 12:00 p.m., New York City time, three (3) U.S. Government Securities Business Days prior to the date of any proposed Conversion into or resulting in Term SOFR Loans and (ii) not later than 1:00 p.m., New York City time, on the Business Day of any proposed Conversion into or resulting in ABR Loans, Convert all Term Loans of one (1) Type made in connection with the same Borrowing into Term Loans of another Type (or combination of Types) or Term Loans of the same Type having the same or a new Interest Period; provided, however, that any Conversion of, or with respect to, any Term SOFR Loans shall be made on, and only on, the last day of an Interest Period for such Term SOFR Loans, unless the Borrower shall also reimburse the Lender in respect thereof pursuant to Section 8.05(b) on the date of such Conversion. Each such Conversion Notice shall be irrevocable and shall, within the restrictions specified above, specify (x) the date of such Conversion and (y) the Term Loans to be Converted.

(c) Mandatory Conversion, Etc. If under any Conversion Notice delivered under subsection (b) above, the Borrower shall fail to select the Type of any Term Loan, then (unless, in the case of any Conversion, the applicable Borrowing is repaid at the end of the then effective Interest Period) such Term Loans will automatically, on the last day of the then existing Interest Period thereof, be made as, or Convert into, as the case may be, a Term SOFR Loan.

Section 2.04 Termination of Commitment. Unless previously terminated, the Commitment of the Lender shall automatically terminate upon the termination of the Funding Availability Period.

Section 2.05 Repayment of Term Loans; Evidence of Indebtedness.

(a) The outstanding principal balance of all Term Loans shall be due and payable on the Maturity Date.

(b) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness to the Lender resulting from each Extension of Credit made by the Lender from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time under this Agreement.

(c) [Reserved].

(d) The entries made in the account or accounts maintained pursuant to subsection (b) above shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Term Loans in accordance with their terms.

Section 2.06 Interest on Term Loans.

(a) The Term Loans comprising each Term SOFR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin from time to time in effect for Term SOFR Borrowings.

(b) [Reserved].

(c) The Term Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of (i) 365 or 366 days, as the case may be, for periods during which the Alternate Base Rate is determined by reference to the Prime Rate and (ii) 360 days, as the case may be, for other periods) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin from time to time in effect for ABR Borrowings.

(d) Interest on each Term Loan shall be payable on each Interest Payment Date applicable to such Term Loan except as otherwise provided in this Agreement.

Section 2.07 Alternate Rate of Interest.

(a) Unascertainable; Increased Costs. If the Lender shall have determined (which determination shall be conclusive absent manifest error) that:

(i) (A) the Term SOFR Rate cannot be determined pursuant to the definition thereof and (B) such inability to determine the Term SOFR Rate is temporary and not permanent; or

(ii) prior to the commencement of any Interest Period for a Term SOFR Borrowing, the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining the Term Loan included in the Borrowing for such Interest Period, then the Lender shall give notice thereof (which may be by telephone) to the Borrower as promptly as practicable thereafter and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark, (A) any request for the Conversion of any Borrowing to, or continuation of any Borrowing as, a Term SOFR Borrowing, and any Borrowing Request that requests a Term SOFR Borrowing shall instead be deemed to be a request or a Borrowing Request, as applicable, for in the case of a request for a Term SOFR Borrowing, an ABR Borrowing and (B) if any Term SOFR Loan is outstanding on the day of the Borrower’s receipt of such notice from the Lender with respect to the relevant rate applicable to such Term Loan, then (1) such Term SOFR Loan shall on the last day of the Interest Period applicable thereto Convert to, and shall constitute, an ABR Loan.

(b) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document (and any Hedging Agreement shall be deemed not to be a “Credit Document” for purposes of this Section 2.07), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the Lender and the Borrower may amend this Agreement to replace such then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth Business Day after the occurrence of the Benchmark Transition event and upon notice to the Borrower.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(iii) Notices; Standards for Decisions and Determinations. The Lender will promptly notify the Borrower of (A) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Lender pursuant to this Section 2.07, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from the Borrower except, in each case, as expressly required pursuant to this Section 2.07.

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Lender may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Lender may modify the definition of “Interest Period” for all Benchmark settings at or after such time in order to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term SOFR Loan, Conversion to or continuation of Term SOFR Loans to be made, Converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request for a Borrowing of, Conversion to or continuation of a Term SOFR Loan into a request for a Borrowing of or Conversion to ABR Loans. Furthermore, if any Term SOFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the relevant rate applicable to such Term Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.07(b), a Term SOFR Loan shall on the last day of the Interest Period applicable to such Term Loan (or the next succeeding Business Day if such day is not a Business Day), Convert to, and shall constitute, an ABR Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.

Section 2.08 Prepayment.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon giving a Prepayment Notice via e-mail or facsimile to the Lender: (i) before 12:00 p.m., New York City time, three (3) U.S. Government Securities Business Days prior to prepayment, in the case of Term SOFR Loans and (ii) before 1:00 p.m., New York City time, on the Business Day of prepayment, in the case of ABR Loans; provided, however, that each partial prepayment shall be in an amount which is an integral multiple of $1,000,000 and not less than $5,000,000. Each Prepayment Notice shall be irrevocable, provided that any Prepayment Notice delivered in connection with any refinancing of the Term Loans with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition may be contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met.

(b) No Re-borrowings. The principal amount of Term Loans prepaid pursuant to this Section 2.08 may not be re-borrowed.

(c) Application of Prepayments. Amounts to be applied pursuant to this Section 2.08 to the prepayment of Term Loans shall be applied, first, to reduce outstanding ABR Loans and, second, to reduce outstanding Term SOFR Loans on a ratable basis, unless otherwise directed by the Borrower. Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 8.05. Notwithstanding anything herein to the contrary, if any prepayment of a Term SOFR Loan is required to be made under this Section 2.08 prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit with the Lender the amount of any such prepayment otherwise required to be made hereunder until the last day of such Interest Period, at which time the Lender shall be authorized (without any further action by or notice to or from the Borrower) to apply such amount to the prepayment of such Term Loans in accordance with this Section 2.08.

Section 2.09 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan requirement, insurance charge or other assessment against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender;

(ii) subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on the Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Loans made by the Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, Converting or maintaining any Term Loan or of maintaining its obligation to make any such Term Loan or to reduce the amount of any sum received or receivable by the Lender (whether of principal, interest or any other amount), then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or any lending office of the Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the unused Commitment of and the Term Loans made by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of the Lender, setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 2.09 and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to this Section 2.09 shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section 2.09 for any increased costs incurred or reductions suffered more than 90 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.10 Change in Legality.

(a) Notwithstanding any other provision herein, if any Change in Law shall make it unlawful for the Lender to make or maintain any Term SOFR Loan or to give effect to its obligations as contemplated hereby with respect to any Term SOFR Loan, then, by written notice to the Borrower, the Lender may:

(i) declare that Term SOFR Loans will not thereafter be made by the Lender hereunder, whereupon any request for a Term SOFR Borrowing shall, as to the Lender only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn (the Lender delivering such a declaration hereby agreeing to withdraw such declaration promptly upon determining that such event of illegality no longer exists); and

(ii) require that all outstanding Term SOFR Loans made by it be Converted to ABR Loans, in which event all such Term SOFR Loans shall be automatically Converted to ABR Loans as of the effective date of such notice as provided in subsection (b) below.

In the event the Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Term SOFR Loans that would have been made by the Lender or the Converted Term SOFR Loans of the Lender shall instead be applied to repay the ABR Loans made by the Lender in lieu of, or resulting from the Conversion of, such Term SOFR Loans.

(b) For purposes of this Section 2.10, a notice by the Lender shall be effective as to each Term SOFR Loan, if lawful, on the last day of the Interest Period currently applicable to such Term SOFR Loan, and in all other cases such notice shall be effective on the date of receipt.

Section 2.11 [Reserved].

Section 2.12 [Reserved].

Section 2.13 Payments.

(a) The Borrower shall make each payment hereunder from an account in the United States not later than 1:00 p.m., New York City time, on the date when due in dollars to the Lender at its offices at U.S. Bank National Association, Attention: 209 S. LaSalle Street (MK-IL-RY3S), Chicago, Illinois 60604, or such other address or account as the Lender may from time to time notify the Borrower in writing, in immediately available funds. Each such payment shall be made without offset, deduction or counterclaim; provided that the foregoing shall not constitute a relinquishment or waiver of the Borrower’s rights to any independent claim that the Borrower may have against the Lender.

(b) Whenever any payment hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable.

(c) If the Borrower shall default (after giving effect to any applicable grace period under paragraph (c) of Article VI) in the payment of any amount becoming due hereunder (other than the principal amount of any Term Loan), whether by scheduled maturity, notice of prepayment, acceleration or otherwise, the Borrower shall on demand from time to time from the Lender pay interest, to the fullest extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum equal to a rate of interest applicable to ABR Loans plus 2.00%.

Section 2.14 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the Borrower) requires the deduction or withholding of any Tax from any such payment by the Borrower, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Lender, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender, shall be conclusive absent manifest error. Notwithstanding anything herein to the contrary, the Borrower shall not be required to indemnify the Lender for any accrued Indemnified Taxes under this Section 2.14(c) unless the Lender notifies the Borrower of such indemnification claim no later than 180 days after the earlier of (i) the date on which the Lender receives from the relevant Governmental Authority written notice of the imposition of such Indemnified Taxes, and (ii) the date on which the Lender has made payment of such Indemnified Taxes; provided that the foregoing shall not limit the Borrower’s obligation to indemnify the Lender for such Indemnified Taxes accrued after such earlier date if the Lender has given timely notice thereof to the Borrower under this Section 2.14(c); provided, further, that if the Indemnified Taxes imposed or asserted giving rise to such claims are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(d) IRS Form W-9. The Lender shall deliver to the Borrower on or prior to the date on which the Lender becomes party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding tax.

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.14, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(f) [Reserved].

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.14 shall survive the replacement of the Lender or any assignment of rights by, or the replacement of, the Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 2.15 Mitigation Obligations.

(a) Designation of a Different Lending Office. If the Lender requests compensation under Section 2.09, delivers a notice pursuant to Section 2.10 or requires the Borrower to pay any Indemnified Taxes or any additional amounts to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.14, then the Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.09 or 2.14 or eliminate the illegality under Section 2.10, as the case may be, in the future, and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

(b) [Reserved].

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as follows:

Section 3.01 Organization; Powers. The Borrower (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Change and (d) has the limited liability company power and authority to execute, deliver and perform its obligations under the Credit Documents and to request and receive an Extension of Credit hereunder.

Section 3.02 Authorization. The execution, delivery and performance by the Borrower of each Credit Document and the Extension of Credit hereunder (a) have been duly authorized by all requisite limited liability company action and (b) will not (i) violate (x) any provision of any material Applicable Law or of the certificate of formation or other constitutive documents (including the limited liability company agreement) of the Borrower or any of its Subsidiaries to which the Borrower or any of its Subsidiaries, as the case may be, is subject, or (y) any provision of any indenture, agreement or other instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon any property or assets of the Borrower or any of its Subsidiaries, other than in the case of clauses (b)(i)(y), (b)(ii) and (b)(iii), any such violation, breach, default or Lien that could not reasonably be expected to have a Material Adverse Change.

Section 3.03 Enforceability. Each Credit Document dated as of the date hereof has been, and each other Credit Document, when delivered, will have been duly executed and delivered by the Borrower. Each Credit Document constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms except to the extent that enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

Section 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with, or other action by, any Governmental Authority is or will be required in connection with the execution or delivery by the Borrower or the enforceability of this Agreement or any other Credit Document.

Section 3.05 Financial Statements.

(a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2022 and the related consolidated statements of income, retained earnings and cash flows for the fiscal year then ended, reported on by Deloitte & Touche LLP and set forth in the Borrower’s Annual Report on Form 10-K, copies of which have been made available to the Lender, present fairly, in all material respects, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for the periods ending on such dates in conformity with GAAP.

(b) Except as set forth in the financial statements or other reports of the type referred to in Section 5.03 hereof and that have been made available to the Lender on or prior to the Closing Date (collectively, the “Borrower Information”), since December 31, 2022 there has been no Material Adverse Change.

Section 3.06 Litigation. Except as set forth as such in the Borrower Information, there is no action, suit or arbitral or governmental proceeding pending against, or to the knowledge of the Borrower threatened against, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official (including, without limitation, in respect of federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or environmental regulation or control) in which there is a reasonable possibility of an adverse decision that could reasonably be expected to result in a Material Adverse Change.

Section 3.07 Federal Reserve Regulations. Neither the making of any Term Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

Section 3.08 Investment Company Act. None of the Borrower or any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.09 No Material Misstatements.

(a) No report, financial statement or other written information (other than any projection and other forward-looking information and other information of a general economic or industry-specific nature) furnished by or on behalf of the Borrower to the Lender pursuant to or in connection with this Agreement, when taken together with all reports of the Borrower filed with the SEC under the Exchange Act, contained any material misstatement of fact or omitted any material fact necessary to make the statements therein not materially misleading, in light of the circumstances under which such statements were made; provided that, with respect to projections and forward looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions and estimates believed to be reasonable at the time made and notes that whether or not such projections or forward looking statements are in fact achieved will depend upon future events some of which are not within the control of the Borrower and actual results may vary from the projections and such variations may be material and, accordingly, the Borrower gives no representation and warranty that such projections and forward looking statements will be achieved.

(b) As of the Closing Date, the information included in the most recent Beneficial Ownership Certification delivered by the Borrower to the Lender (if any) is true and correct in all respects.

Section 3.10 Taxes. Except where the failure of which could not be reasonably expected to have a Material Adverse Change, (a) each of the Borrower and each of its Subsidiaries has filed all federal, state and local and non-U.S. income tax returns required to be filed by it and has paid all material Taxes payable by it that have become due, other than those (i) not yet delinquent or (ii) contested in good faith as to which adequate reserves have been provided to the extent required by law and in accordance with GAAP, (b) each of the Borrower and each of its Subsidiaries has provided adequate reserves in accordance with GAAP for the payment of all federal, state, provincial and foreign Taxes not yet due and payable and (c) each of the Borrower and each of its Subsidiaries has satisfied all of its tax withholding obligations.

Section 3.11 Employee Benefit Plans. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change with respect to each Plan, the Borrower, its Subsidiaries and its ERISA Affiliates are in compliance with the applicable provisions of ERISA and the Code and the final regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Change. None of the Borrower, its Subsidiaries nor any ERISA Affiliate has incurred any Withdrawal Liability that could result in a Material Adverse Change. None of the Borrower, its Subsidiaries nor any ERISA Affiliate has received any notification that any Multiemployer Plan has been terminated within the meaning of Title IV of ERISA, which such termination could result in a Material Adverse Change, and no Multiemployer Plan is reasonably expected to be terminated where such termination has resulted or can reasonably be expected to result, through an increase in the contributions required to be made to such Multiemployer Plan or otherwise, in a Material Adverse Change.

Section 3.12 Significant Subsidiaries. Each of the Significant Subsidiaries, if any, (a) is a corporation, limited liability company or other type of Person duly incorporated or formed (as the case may be), validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation (as the case may be) and (b) has all corporate, limited liability company, partnership or other (as the case may be) powers necessary to carry on its business substantially as now conducted, except where the failure to do so could not be reasonably expected to have a Material Adverse Change. Each of the Significant Subsidiaries, if any, has all material governmental licenses, authorizations, consents and approvals required to carry on its business substantially as now conducted, except where the failure to do so could not be reasonably expected to have a Material Adverse Change.

Section 3.13 Environmental Matters. Except as set forth as such in or contemplated by the Borrower Information, the Borrower and each of its Subsidiaries has complied in all material respects with all federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control, except to the extent that failure to so comply could not reasonably be expected to result in a Material Adverse Change. Except as set forth as such in or contemplated by the Borrower Information, the facilities of the Borrower or any of its Subsidiaries, as the case may be, are not used to manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances, toxic pollutants or substances similarly denominated, as those terms or similar terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other Applicable Law relating to environmental pollution, or any nuclear fuel or other radioactive materials, in violation in any material respect of any law or any regulations promulgated pursuant thereto, except to the extent that such violations could not reasonably be expected to result in a Material Adverse Change. Except as set forth as such in or contemplated by the Borrower Information, the Borrower is not aware of any events, conditions or circumstances involving environmental pollution or contamination that could reasonably be expected to result in a Material Adverse Change.

Section 3.14 Solvency. The Borrower is Solvent.

Section 3.15 Properties. The Borrower has good and indefeasible title to or valid leasehold or easement interests in all properties that are necessary to the operation of its businesses as currently conducted, free and clear of all Liens (other than Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Change.

Section 3.16 Anti-Corruption Laws and Sanctions. None of the Borrower, any of its Subsidiaries, or to the knowledge of the Borrower, any director, officer, employee or agent that will act in any capacity in connection with, or benefit from, this Agreement, is an individual or entity that is, or is owned or controlled by Persons that are, (a) the subject of any Sanction or (b) operating, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions. The Borrower, its Subsidiaries, and, to the knowledge of the Borrower, any of their respective directors, officers, employees or agents that will act in any capacity in connection with, or benefit from, this Agreement, are in compliance with Anti-Corruption Laws in all material respects. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions and Anti-Corruption Laws.

ARTICLE IV

EFFECTIVENESS AND EXTENSION OF CREDIT

Section 4.01 Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of the following conditions on or before the date of this Agreement:

(a) Credit Documents. The Lender shall have received this Agreement, executed and delivered by a duly authorized officer of the Borrower and the Lender.

(b) Borrower Legal Opinions. The Lender shall have received a written legal opinion of Jones Day, special counsel to the Borrower, dated the date hereof, addressed to the Lender.

(c) Closing Certificates. Lender shall have received (i) a copy of the certificate of formation, including all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware, and a certificate as to the good standing of the Borrower as of a recent date from such Secretary of State; (ii) a certificate of the Secretary or an Assistant Secretary or analogous officer of the Borrower, dated the date of this Agreement and certifying (A) that attached thereto is a true and complete copy of the limited liability company agreement or other applicable organizational document as in effect on such date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto are true and complete copies of resolutions duly adopted by the Board of Directors (or any duly authorized committee thereof) authorizing the execution and delivery by the Borrower of the Credit Documents, the Extension of Credit to be made hereunder and the performance by the Borrower of all of its obligations under the Credit Documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of formation referred to in clause (i) above has not been amended since the date of the last amendment thereto shown on the certified certificate of formation furnished pursuant to such clause (i) and (D) as to the incumbency and specimen signature of each officer executing this Agreement and any other document delivered in connection herewith on behalf of the Borrower; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or analogous officer executing the certificate pursuant to (ii) above.

(d) Fees and Expenses. All amounts required to be paid by the Borrower to the Lender, including fees payable on or prior to the Closing Date, and all expenses required to be reimbursed by the Borrower for which invoices have been presented one (1) Business Day prior to the Closing Date shall have been paid in full.

(e) Representations and Warranties; No Default. All representations and warranties of the Borrower in each Credit Document shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects), and no Default or Event of Default shall have occurred and be continuing.

(f) PATRIOT Act.

(i) The Lender shall have received such documentation and information about the Borrower as is reasonably requested in writing by the Lender at least 10 days prior to the Closing Date and as required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

(ii) Prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, then the Borrower shall deliver a Beneficial Ownership Certification to the Lender.

Section 4.02 Conditions to Funding. The obligation of the Lender to make any Term Loan on any Funding Date is subject to the satisfaction, or waiver in accordance with Section 8.08, of the following conditions precedent:

(a) Representations and Warranties; No Default. All representations and warranties of the Borrower set forth in Article III hereof shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects), and no Default or Event of Default shall have occurred and be continuing. Notwithstanding the foregoing, the representations and warranties set forth in Section 3.05(b) and 3.06 shall not be required to be made pursuant to this subsection (a) by the Borrower, if, at the time of such Extension of Credit, the Borrower’s Debt Rating is above BBB-/Baa3.

(b) Borrowing Request. The Borrower shall have delivered a Borrowing Request in accordance with Section 2.03(a).

ARTICLE V

COVENANTS

The Borrower agrees that, so long as any amount payable hereunder remains unpaid:

Section 5.01 Existence. It will, and will cause each of its Significant Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its existence and all rights, licenses, permits, franchises and authorizations necessary or desirable in the normal conduct of its business except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Change; provided, however, that the Borrower and its Significant Subsidiaries may consummate any transaction expressly permitted pursuant to Section 5.09.

Section 5.02 Compliance with Laws; Business and Properties. It will, and will cause each of its Subsidiaries to, comply with all Applicable Laws, whether now in effect or hereafter enacted, except (a) where the validity or applicability of such laws, rules, regulations or orders is being contested by appropriate proceedings in good faith or (b) where the failure to do so could not reasonably be expected to have a Material Adverse Change; and at all times maintain and preserve all property material to the conduct of its business in good working order, ordinary wear and tear excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Change.

Section 5.03 Financial Statements, Reports, Etc. It will furnish to the Lender:

(a) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, beginning with the fiscal year ended December 31, 2023, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner reasonably acceptable to the SEC by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within 75 days after the end of each of the first three (3) quarters of each fiscal year of the Borrower, beginning with the fiscal quarter ending March 31, 2023, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income for such quarter, for the portion of the Borrower’s fiscal year ended at the end of such quarter, and the related consolidated statement of cash flows for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth comparative figures for the corresponding date in the previous year and period to the extent required in Form 10-Q, all certified (subject to normal year-end adjustments and absence of footnotes) as to fairness of presentation, GAAP and consistency by a Financial Officer of the Borrower;

(c) simultaneously with any delivery of each set of financial statements referred to in subsections (a) and (b) above, a compliance certificate of a Financial Officer of the Borrower (in the form attached to this Agreement as Exhibit E) (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the covenant contained in Section 5.11 on the date of such financial statements and (ii) stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto;

(d) forthwith upon becoming aware of the occurrence of any Default or Event of Default, a certificate of a Financial Officer of the Borrower setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto;

(e) promptly upon the filing thereof, copies of each final prospectus (other than a prospectus included in any registration statement on Form S-8 or its equivalent or with respect to a dividend reinvestment plan) and all reports on Forms 10-K, 10-Q and 8-K and similar reports that the Borrower shall have filed with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC;

(f) to the extent the following events could reasonably be expected to result in a Material Adverse Change, as promptly as practicable after any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any Reportable Event with respect to any Plan that would constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC; (ii) receives notice from a proper representative of a Multiemployer Plan of complete or partial Withdrawal Liability being imposed upon such member of the Controlled Group under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, or appoint a trustee to administer, any Plan, a copy of such notice;

(g) promptly, from time to time, such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Lender may reasonably request in writing; and

(h) promptly after request by the Lender, notice of any change in the information provided in the Beneficial Ownership Certification (to the extent any such certification is delivered) that would result in a change to the list of beneficial owners identified in parts (c) and (d) of such certification.

The financial statements, prospectuses and reports described in subsections (a), (b) and (e) above will be deemed to have been delivered hereunder if publicly available on the SEC’s EDGAR Database with respect to the Borrower or on the Borrower’s website no later than the date specified for delivery of the same under subsections (a), (b) or (e), as applicable, above.

Section 5.04 Insurance. It will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower, as applicable) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower, as applicable) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower, as applicable) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Lender, upon written reasonable request from the Lender, information presented in reasonable detail as to the insurance so carried.

Section 5.05 Taxes, Etc. It will, and will cause each of its Subsidiaries to, pay and discharge promptly when due all material Taxes, assessments and governmental charges imposed upon it or upon its income or profits or in respect of its property, as well as all other material liabilities, in each case before the same shall become delinquent or in default and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto shall, to the extent required by GAAP, have been set aside.

Section 5.06 Maintaining Records; Access to Properties and Inspections. It will, and will cause each of its Subsidiaries to, maintain financial records in accordance with GAAP and, upon reasonable notice and at reasonable times, permit authorized representatives designated by the Lender to visit and inspect its properties and to discuss its affairs, finances and condition with its officers; provided that, excluding any such visits and inspections during the continuation of an Event of Default (a) the Lender shall not exercise such rights more than two (2) times in any calendar year and (b) only one (1) such visit shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.

Section 5.07 ERISA. It will, and will cause each of its Subsidiaries that is a member of the Controlled Group to, comply in all material respects with the applicable provisions of ERISA and the Code with respect to any Plan sponsored by it or any of its Subsidiaries that are a member of the Controlled Group, except where any noncompliance, individually or in the aggregate, would not result in a Material Adverse Change.

Section 5.08 Use of Proceeds. It will not, and will not cause or permit any of its Subsidiaries to, use the proceeds of the Term Loan for purposes other than (a) the payment of fees and expenses incurred in connection with this Agreement and (b) for working capital and other general corporate purposes, including, for the avoidance of doubt, the payment of debt. The Borrower will not, directly or, to the knowledge of the Borrower, indirectly, use the proceeds of the

Term Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions. No part of the proceeds of the Term Loan will be used, directly, or to the Borrower’s knowledge, indirectly, in violation of Anti-Corruption Laws or applicable Sanctions.

Section 5.09 Consolidations, Mergers, Sales and Acquisitions of Assets and Investments in Subsidiaries.

(a) It will not, and will not permit any of its Significant Subsidiaries to, consolidate or merge with or into any Person unless (i) in the case of any such transaction involving the Borrower, the surviving Person is the Borrower or another Person formed under the laws of a state of the United States and assumes or is responsible, by operation of law, for all of the obligations of the Borrower hereunder and (ii) in the case of any such transaction involving any Significant Subsidiary, the survivor is the Borrower, such Significant Subsidiary or a Non-Dilutive Subsidiary of the Borrower (or a Person which as a result of such transaction becomes a Non-Dilutive Subsidiary of the Borrower).

(b) It will not, and will not permit any of its Significant Subsidiaries to, make a Significant Disposition to any Person unless (i) such Significant Disposition is made to the Borrower, a Non-Dilutive Subsidiary of the Borrower or a Person that, as a result of such transaction, becomes a Non-Dilutive Subsidiary of the Borrower, (ii) the proceeds of such Significant Disposition are reinvested in the business of the Borrower or any of its Subsidiaries or are used to permanently reduce the indebtedness of the Borrower or any of its Subsidiaries or (iii) such Significant Disposition is of any Qualified Transition Bond Issuer.

(c) Notwithstanding anything to the contrary contained in this Section 5.09, (i) the Borrower will not in any event permit any consolidation, merger or Significant Disposition if any Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such transaction, (ii) neither the Borrower nor any of its Subsidiaries will engage to a Substantial extent in businesses other than those currently conducted by them and other businesses reasonably related thereto, (iii) neither the Borrower nor any of its Subsidiaries will acquire any Subsidiary or make any investment in any Subsidiary if, upon giving effect to such acquisition or investment, as the case may be, the Borrower would not be in compliance with the covenant set forth in Section 5.11 and (iv) nothing in this Section 5.09 shall prohibit any sales of assets permitted by Section 5.10(d).

(d) Notwithstanding anything herein or any other Credit Document to the contrary, to the extent that the Borrower is a limited liability company, the Borrower may not divide itself into two (2) or more limited liability companies or series thereof (pursuant to a “plan of division” as contemplated under the Delaware Limited Liability Company Act or otherwise) without prior written notice to the Lender, and any limited liability companies or series thereof formed as a result of such division shall be required to become a co-borrower under this Agreement and the other Credit Documents pursuant to documentation or on terms and conditions reasonably requested by the Lender.

Section 5.10 Limitations on Liens. Neither the Borrower nor any of its Significant Subsidiaries will create or assume or permit to exist any Lien in respect of any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any of its Significant Subsidiaries, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets; provided that the provisions of this Section 5.10 shall not prevent or restrict the creation, assumption or existence of:

(a) any Lien in respect of any such property or assets of any Significant Subsidiary of the Borrower to secure indebtedness owing by it to the Borrower or any Wholly Owned Subsidiary of the Borrower;

(b) Liens (including capital leases) in respect of property acquired by the Borrower or any Significant Subsidiary thereof, to secure the purchase price, or the cost of construction and development, of such property (or to secure indebtedness incurred prior to, at the time of, or within 120 days after the later of the acquisition of such property and the commencement of operation of such property, in each case for the purpose of financing the acquisition, or the cost of construction and development, of such property), or Liens existing on any such property at the time of acquisition of such property by the Borrower or such Significant Subsidiary, whether or not assumed, or any Lien in respect of property of any Person existing at the time such Person becomes a Subsidiary of the Borrower; or agreements to acquire any property or assets under conditional sale agreements or other title retention agreements, or capital leases in respect of any other property; provided that (i) the aggregate principal amount of Indebtedness secured by all Liens in respect of any such property shall not exceed the cost (as determined by the board of directors or analogous governing body of the Borrower or such Significant Subsidiary, as the case may be) of such property at the time of acquisition thereof or (x) in the case of property covered by a capital lease, the fair market value (together with any customary fees and expenses incurred in connection therewith), as so determined, of such property at the time of such transaction, or (y) in the case of a Lien in respect of property existing at the time such Person becomes a Subsidiary of the Borrower the fair market value (together with any customary fees and expenses incurred in connection therewith), as so determined of such property at such time, and (ii) at the time of the acquisition of the property by the Borrower or such Significant Subsidiary, or at the time such Person becomes a Subsidiary of the Borrower, as the case may be, every such Lien shall apply and attach only to the property originally subject thereto and fixed improvements constructed thereon;

(c) modifications, replacements, refundings or extensions of any Lien permitted in subsection (b), (e) or (l) hereof for amounts not exceeding the sum of (a) the lesser of (i) the principal or committed amount (whichever is larger) of the Indebtedness so refunded or extended or (ii) the fair market value (as determined by the board of directors (or analogous governing body) of the Borrower or such Significant Subsidiary, as the case may be) of the property theretofore subject to such Lien, in each case at the time of such refunding or extension and (b) any customary fees and expenses incurred in connection therewith; provided that such Lien shall apply only to the same property theretofore subject to the same and fixed improvements constructed thereon;

(d) sales subject to understandings or agreements to repurchase; provided that the aggregate sales price for all such sales (other than sales to any governmental instrumentality in connection with such instrumentality’s issuance of indebtedness, including without limitation industrial development bonds and pollution control bonds, on behalf of the Borrower or any Significant Subsidiary thereof) made in any one (1) calendar year shall not exceed $50,000,000 in the aggregate for the Borrower and its Significant Subsidiaries;

(e) Liens on Receivables Facility Assets in respect of any Permitted Receivables Financing;

(f) any Lien not otherwise permitted hereunder (whenever incurred) on assets owned by the Borrower or any Subsidiary thereof in an aggregate amount not to exceed at any one time outstanding the greater of 10% of the Borrower’s Net Tangible Assets or 10% of Capitalization;

(g) leases (other than capital leases) now or hereafter existing and any renewals and extensions thereof under which the Borrower or any Significant Subsidiary thereof may acquire or dispose of any property, subject, however, to the terms of Section 5.09;

(h) Liens in respect of any Permitted Sale Leasebacks;

(i) any Lien in existence on the Closing Date and set forth on Schedule 5.10 and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date and (ii) does not encumber any property other than the property subject thereto on the Closing Date;

(j) the pledge of current assets, in the ordinary course of business, to secure current liabilities;

(k) Permitted Encumbrances;

(l) any Lien incurred in connection with the issuance of Qualified Transition Bonds;

(m) Liens under the Mortgage securing the Obligations (as defined in the Mortgage) permitted to be secured under the Mortgage (as in effect on the date hereof);

(n) any Lien granted pursuant to Section 1007 of the Indentures in favor of the trustee thereunder (or any similar Lien granted under any other indentures in favor of the trustee thereunder); or

(o) Liens granted by the Borrower to secure duties or public or statutory obligations or to secure, or serve in lieu of, surety, stay on appeal bonds.

Section 5.11 Financial Covenant. The Borrower will not, as of the end of each quarter of each of its fiscal years, permit the ratio of its Consolidated Senior Debt to its Consolidated Total Capitalization to be greater than 0.65 to 1.00.

Section 5.12 Amendment to Existing Revolving Credit Agreement. In the event the Borrower enters into any amendment, modification or supplement of the Existing Revolving Credit Agreement (including any definitive credit agreement pursuant to a refinancing or replacement thereof), pursuant to which the Borrower or any Subsidiary has agreed to any covenant (other than such covenants entered into pursuant to Section 2.22(h) of the Existing Revolving Credit Agreement) or event of default which is materially more restrictive to the Borrower or its Subsidiaries than those contained in this Agreement (the “Applicable Provisions”), the Borrower shall promptly, and in any event within 30 days, after any request by the Lender, enter into an amendment or other modification to this Agreement with the Lender pursuant to which the Applicable Provisions shall be incorporated into this Agreement.

ARTICLE VI

EVENTS OF DEFAULT

In case of the happening of any of the following events (each an “Event of Default”):

(a) any representation or warranty made or deemed made by the Borrower in or in connection with the execution and delivery of this Agreement or the Extension of Credit made hereunder shall prove to have been untrue in any material respect (without duplication of materiality qualifications otherwise set forth in such representations and warranties) when so made, deemed made or furnished;

(b) default shall be made by the Borrower in the payment of any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made by the Borrower in the payment of any interest on any Term Loan or any fee or any other amount (other than an amount referred to in subsection (b) above) due hereunder, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d) default shall be made by the Borrower in the due observance or performance of any covenant, condition or agreement contained in Section 5.01 or 5.11;

(e) default shall be made by the Borrower or any Subsidiary (i) in the due observance or performance of any covenant, condition or agreement contained in Section 5.03 and such default shall continue unremedied for a period of five (5) Business Days or (ii) in the due observance or performance of any covenant, condition or agreement contained herein (other than those specified in (b), (c), (d) or (e)(i) above) or in any other Credit Document and such default shall continue unremedied for a period of 30 days after notice thereof from the Lender to the Borrower;

(f) to the extent constituting an “Event of Default” under and as defined in the Existing Revolving Credit Agreement, Holdings amends, waives, otherwise modifies or violates Section 8 of its limited liability company agreement (provided that Holdings may own stock of other entities) as in effect as of the date hereof in a manner that is material and adverse to the Lender;

(g) the Borrower or any Subsidiary thereof shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in a principal amount in excess of $100,000,000, when and as the same shall become due and payable, subject to any applicable grace periods, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf to cause, such Indebtedness to become accelerated or due prior to its stated maturity;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Significant Subsidiary thereof, or of a substantial part of the property or assets of the Borrower or any Significant Subsidiary thereof, under Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary thereof or for a substantial part of the property or assets of the Borrower or any Significant Subsidiary thereof or (iii) the winding up or liquidation of the Borrower or any Significant Subsidiary thereof; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Significant Subsidiary thereof shall (i) (A) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar law, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (h) above, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary thereof or for a substantial part of the property or assets of it or such Significant Subsidiary, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action of its board of directors or similar governing body for the purpose of effecting any of the foregoing, or (ii) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) a Change in Control shall occur unless such Change in Control is a Permitted Transaction;

(k) one or more judgments or orders for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against the Borrower or any Subsidiary thereof or any combination thereof (to the extent not paid or covered by insurance provided by a carrier not disputing coverage) and such judgment or order shall remain undischarged or unstayed for a period of 60 days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary thereof to enforce any such judgment or order;

(l) an ERISA Event or ERISA Events shall have occurred that reasonably could be expected to result in a Material Adverse Change; or

(m) this Agreement shall cease to be in full force or effect (other than pursuant to the terms hereof), or the Borrower shall deny or disaffirm in writing its obligations under any Credit Document;

then, and in every such event, and at any time thereafter during the continuance of such event, the Lender shall, by notice to the Borrower, take one or all of the following actions, at the same or different times: (i) terminate forthwith the right of the Borrower to request and receive an Extension of Credit, and (ii) declare the Term Loan of the Borrower then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Term Loan so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding; provided that in the case of any event described in subsection (h) or (i) above affecting the Borrower, the principal of the Term Loan then outstanding of the Borrower, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein to the contrary notwithstanding.

ARTICLE VII

[RESERVED]

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by facsimile or electronic mail, as follows:

(a) if to the Borrower, to c/o of Oncor Electric Delivery Company LLC, 1616 Woodall Rodgers Fwy, Dallas, TX 75202, Attention: Vice President and Treasurer, E-mail: onctre1@oncor.com and kevin.fease@oncor.com; and

(b) if to the Lender, to U.S. Bank National Association, 209 S. LaSalle Street (MK-IL-RY3S), Chicago, Illinois 60604, Attention: Oil & Gas and Utilities Division, Electronic Mail: ncb.utilities.oilgas@usbank.com, with copies to john.eyerman@usbank.com and ryan.hutchins@usbank.com.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by facsimile or electronic mail to such party but only if received by the recipient during its normal business hours at the times prescribed hereunder (if any) as provided in this Section 8.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 8.01.

Section 8.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lender and shall survive the making by the Lender of the Extension of Credit regardless of any investigation made by the Lender or on the Lender’s behalf, and shall continue in full force and effect as long as there are any Term Loans or any other amount payable under this Agreement is outstanding and unpaid.

Section 8.03 Binding Effect. This Agreement shall become effective when (a) it shall have been executed by the Borrower and the Lender and when the Lender shall have received copies hereof (via facsimile, e-mail or otherwise) which, when taken together, bear the signature of the Lender and the Borrower and (b) the other conditions precedent to effectiveness under Article IV shall have been satisfied, and thereafter, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower shall not have the right to assign or otherwise transfer any rights or obligations hereunder or any interest herein without the prior consent of the Lender.

Section 8.04 Successors and Assigns.

(a) Successors and Assigns by the Lender Generally. The Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 8.04, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 8.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 8.04, and any other attempted assignment or transfer by any party hereto, including, without limitation, to a Disqualified Institution, shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 8.04 and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by the Lender. The Lender may at any time assign to one (1) or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to an Affiliate of the Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Lender within five (5) Business Days after having received notice thereof.

(ii) [Reserved].

(iii) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to any Disqualified Institution.

(iv) No Assignment to Natural Persons. No such assignment shall be made to a natural Person or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person.

(c) [Reserved].

(d) Participations. The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural Person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any Disqualified Institution) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment or the Term Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the Lender shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.

(e) Register and Tax Forms. The Lender shall maintain a register for the recordation of the names and addresses of the Lender and any other Persons owning an interest in any Commitment or Term Loan, including the principal amounts of (and stated interest on) any Term Loan owing to the Lender and any such other Persons pursuant to the terms hereof from time to time, and, in order for any sale, assignment, participation, pledge or other transfer to become effective, shall amend such register to reflect any sale, assignment, participation, pledge or other transfer otherwise properly effected pursuant to this Agreement. If the Lender sells, assigns, grants a participation, pledges or otherwise transfers all or any part of, or any interest in, the Lender’s obligations, rights and benefits under this Agreement to any Person, such Person shall deliver to the Borrower, on or prior to the date it acquires an interest in any Term Loan, and at the time or times reasonably requested by the Borrower and at the time or times prescribed by Applicable Law, such properly completed and executed documentation as will permit payments under any Credit Document to be made without withholding (including FATCA withholding, if applicable) of Taxes; provided, however, that in the case of a Participant, the tax forms required by this Section 8.04(e) shall be delivered to the participating Person and not to the Borrower.

(f) Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

Section 8.05 Expenses; Indemnity.

(a) The Borrower agrees to pay all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of one (1) counsel to the Lender, one (1) local counsel and one (1) regulatory counsel in each applicable jurisdiction and, in the event of an actual or potential conflict of interest, such additional counsel as the Lender determines in good faith is necessary in light of such actual or potential conflict of interest) incurred by the Lender in connection with the preparation, execution and delivery of this Agreement or in connection with any amendment, modification and waiver of the provisions hereof (whether or not the transactions contemplated thereby are consummated).

(b) The Borrower agrees to indemnify the Lender against any loss, calculated in accordance with the next sentence, or reasonable expense that the Lender may sustain or incur as a consequence of (i) any failure by the Borrower to borrow or to Convert any Term Loan hereunder (including as a result of the Borrower’s failure to fulfill any of the applicable conditions set forth in Article IV) after notice of such Borrowing or Conversion has been given pursuant to Section 2.03, (ii) any payment, prepayment or Conversion of a Term SOFR Loan, or assignment of a Term SOFR Loan of the Borrower required by any other provision of this Agreement (including, without limitation, Section 2.15) or otherwise made or deemed made, on a date other than the last day of the Interest Period, if any, applicable thereto, (iii) any default in payment or prepayment of the principal amount of any Term Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment (including any notice delivered pursuant to Section 2.08(a) and revoked pursuant to the last sentence of such Section 2.08(a)) or otherwise) or (iv) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred by the Lender in liquidating or employing deposits from third parties, or with respect to commitments made or obligations undertaken with third parties, to effect or maintain any Term Loan hereunder or any part thereof as a Term SOFR Loan. Such loss shall include an amount equal to the excess, if any, as reasonably determined by the Lender, of (x) its cost of obtaining the funds for the Term Loan being paid, prepaid, Converted or not borrowed (assumed to be the Term SOFR Rate for the period from the date of such payment, prepayment, refinancing or failure to borrow or refinance to the last day of the Interest Period for such Term Loan (or, in the case of a failure to borrow or Convert, the Interest Period for such Term Loan that would have commenced on the date of such failure)) over (y) the amount of interest (as reasonably determined by the Lender) that would be realized by the Lender in reemploying the funds so paid, prepaid or not borrowed or Converted for such period or Interest Period, as the case may be.

(c) The Borrower agrees to indemnify the Lender, each of its Affiliates, and the directors, officers, partners, employees and agents of the foregoing (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all costs, losses, claims, damages, liabilities and related expenses, including reasonable fees and expenses of one (1) counsel for all Indemnitees (unless in the good faith opinion of the Lender or such counsel, it would be inappropriate under applicable standards of legal professional conduct, due to an actual or potential conflict of interest, to have only one (1) counsel), incurred by or asserted against any Indemnitee in connection with (i) the preparation, execution, delivery, enforcement, performance and administration of this Agreement and the other Credit Documents, (ii) the use of the proceeds of the Extension of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, including any of the foregoing arising from the negligence, whether sole or concurrent, on the part of any Indemnitee. Notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (B) result from any litigation not involving an act or omission of the Borrower brought by an Indemnitee against another Indemnitee (unless such litigation relates to claims against the Lender, acting in such capacity); provided, further, that the Borrower agrees that it will not, nor will it permit any Subsidiary to, without the prior written consent of each Indemnitee, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification could be sought under the indemnification provisions of this subsection (c) (whether or not any Indemnitee is an actual or potential party to such claim, action, suit or proceeding), unless such settlement, compromise or consent does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any Indemnitee, does not involve any payment of money or other value by any Indemnitee or any injunctive relief or factual findings or stipulations binding on any Indemnitee and contains an unconditional release of each Indemnitee that could seek such indemnification under this subsection (c). It is understood that, with respect to any particular investigation, litigation or other proceeding subject to indemnification hereunder, the Borrower shall not be required to reimburse, or indemnify and hold harmless for, the reasonable and documented legal fees and expenses of more than one (1) outside counsel (in addition to one (1) local counsel and one (1) regulatory counsel in each applicable jurisdiction) for all Indemnitees that are the subject of such investigation, litigation or other proceeding, unless representation of all such Indemnitees in such matter by a single counsel would be inappropriate due to the existence of an actual or potential conflict of interest, in which case the Borrower shall be required to reimburse, and indemnify and hold harmless for, the reasonable and documented legal fees and expenses of such additional counsel as any Indemnitee determines in good faith are necessary in light of such actual or potential conflict of interest.

(d) Without limiting the obligations of the Borrower under subsection (c) above, neither the Borrower nor any Indemnitee shall have any liability for any punitive, special, indirect or consequential damages resulting from this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnitee or any of its Related Parties (as determined by a final and non-appealable judgment of a court of competent jurisdiction).

(e) The provisions of this Section 8.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Term Loans, the invalidity or unenforceability of any term or provision of this Agreement or any investigation made by or on behalf of the Lender. All amounts due under this Section 8.05 shall be payable on written demand therefor.

(f) A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to subsection (b) above and containing an explanation in reasonable detail of the manner in which such amount or amounts shall have been determined shall be delivered to the Borrower and shall be conclusive absent manifest error.

(g) The provisions of this Section 8.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 8.06 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any of and all of the obligations of the Borrower now or hereafter existing under this Agreement held by the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of the Lender under this Section 8.06 are in addition to other rights and remedies (including other rights of setoff) which the Lender may have.

Section 8.07 Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 8.08 Waivers; Amendment and Releases.

(a) No failure or delay of the Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder are cumulative and are not exclusive of any rights or remedies that the Lender would otherwise have. No waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by subsection (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or any Subsidiary in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Other than as set forth in Section 2.07, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.

Section 8.09 Entire Agreement. THIS WRITTEN AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT OF THE BORROWER AND THE LENDER WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND (1) THERE ARE NO PROMISES, UNDERTAKINGS, REPRESENTATIONS OR WARRANTIES BY THE BORROWER OR THE LENDER RELATIVE TO THE SUBJECT MATTER HEREOF AND THEREOF NOT EXPRESSLY SET FORTH OR REFERRED TO HEREIN OR THEREIN, (2) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES AND (3) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 8.10 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.11 Counterparts.

(a) This Agreement may be executed in two (2) or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 8.03.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Credit Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 8.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Credit Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, e-mailed pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Credit Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Credit Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, e-mailed pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Lender to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Lender has agreed to accept any Electronic Signature, the Lender shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation between the Lender and the Borrower, Electronic Signatures transmitted by telecopy, e-mailed pdf or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Credit Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) agrees that the Lender may, at its option, create one or more copies of this Agreement, any other Credit Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Credit Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Credit Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against the Lender for any liabilities arising solely from the Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, e-mailed pdf or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 8.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 8.13 Interest Rate Limitation.

(a) Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under Applicable Law (collectively the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by the Lender shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender in accordance with Applicable Law, the rate of interest payable on the Term Loans of the Lender, together with all Charges payable to the Lender, shall be limited to the Maximum Rate.

(b) If (i) the amount of interest, together with all Charges, payable for the account of the Lender in respect of any interest computation period is reduced pursuant to subsection (a) above, and (ii) the amount of interest, together with all Charges payable for the Lender’s account in respect of any subsequent interest computation period, would be less than the Maximum Rate, then the amount of interest, together with all Charges payable for the Lender’s account in respect of such subsequent interest computation period shall, to the extent permitted by Applicable Law, be automatically increased to such Maximum Rate; provided that at no time shall the aggregate amount by which interest paid for the account of the Lender has been increased pursuant to this subsection (b) exceed the aggregate amount by which interest, together with all Charges, paid for its account has theretofore been reduced pursuant to subsection (a) above.

Section 8.14 Jurisdiction; Venue.

(a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to the foregoing and to subsection (b) below, nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party hereto in the courts of any jurisdiction.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or thereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State court or federal court of the United States sitting in New York City. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 8.15 Confidentiality. The Lender shall hold all non-public information furnished by or on behalf of Holdings, the Borrower or any other Subsidiary of the Borrower in connection with the Lender’s evaluation of whether to become a Lender hereunder or obtained by the Lender pursuant to the requirements of this Agreement (“Confidential Information”) confidential in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental, regulatory or self-regulatory agency or representative thereof or pursuant to legal process or Applicable Law or (a) to the Lender’s attorneys, professional advisors, independent auditors, trustees or Affiliates, (b) in connection with the exercise of any remedies under any Credit Document or any action or proceeding relating to any Credit Document or the enforcement of rights thereunder, (c) with the consent of the Borrower, (d) to the extent that such Confidential Information (x) becomes publicly available other than as a result of a breach of this provision, or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower and (e) to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, subject to customary confidentiality obligations on the part of such assignee or participant; provided that unless specifically prohibited by Applicable Law or court order, the Lender shall use commercially reasonable efforts to notify the Borrower of any request made to the Lender by any governmental, regulatory or self-regulatory agency or representative thereof (other than any such request in connection with a routine examination of the Lender by such governmental agency, regulator or agency) for disclosure of any such non-public information prior to disclosure of such information; and provided, further, that in no event shall the Lender be obligated or required to return any materials furnished by the Borrower or any other Subsidiary of the Borrower. In addition, the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Lender in connection with the administration of this Agreement, the other Credit Documents and the Commitment. The Lender agrees that it will not provide to prospective transferees or to any pledgee referred to in Section 8.04 or to prospective direct or indirect contractual counterparties to any swap agreements or derivative transactions to be entered into in connection with or relating to Term Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by the provisions of this Section 8.15 or confidentiality provisions at least as restrictive as those set forth in this Section 8.15.

Section 8.16 Electronic Communications.

(a) The Borrower hereby agrees that it will provide to the Lender all information, documents and other materials that it is obligated to furnish to Lender pursuant to Section 5.03 (collectively, the “Communications”) by delivering the Communications in accordance with the last paragraph of Section 5.03 or by transmitting the Communications in Microsoft Word, Adobe Portable Document Format (PDF) or other electronic/soft medium format that is reasonably acceptable to the Lender at ncb.utilities.oilgas@usbank.com (with copies to john.eyerman@usbank.com and ryan.hutchins@usbank.com), or to such other addressee as the Lender may notify the Borrower from time to time. In addition, the Borrower agrees to continue to provide the Communications to Lender in the manner otherwise specified in this Agreement, but only to the extent reasonably requested by the Lender.

(b) The Lender agrees that the receipt of the Communications by the Lender at its e-mail address set forth above shall constitute effective delivery of the Communications to the Lender for purposes of this Agreement.

(c) Nothing herein shall prejudice the right of the parties hereto to give any notice or other communication pursuant to this Agreement in any other manner specified in this Agreement.

(d) [Reserved].

(e) [Reserved].

THE LENDER ACKNOWLEDGES THAT COMMUNICATIONS FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, ANY OF ITS SUBSIDIARIES AND THEIR RESPECTIVE RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION AND ALL CONFIDENTIAL INFORMATION IN COMPLIANCE WITH SECTION 8.15 AND IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 8.17 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower, on the one hand, and the Lender on the other hand, and the Borrower is capable of evaluating and understanding and accepting the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) the Lender has not assumed and will not assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Lender has advised or is currently advising the Borrower or its Affiliates on other matters), and the Lender has no obligation to the Borrower or its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Lender and each of its respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Lender has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Lender has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower agrees not to claim that the Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with the transactions contemplated hereby or the process leading hereto; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby between the Borrower, on the one hand, and the Lender, on the other hand.

Section 8.18 WAIVERS OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 8.19 USA PATRIOT Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act.

Section 8.20 Separateness of the Borrower from Sempra and Its Subsidiaries. The Lender acknowledges and affirms that (a) it has advanced funds to or extended credit on behalf of the Borrower in reliance upon the separateness of the Holdings and its Subsidiaries (including the Borrower) from Sempra and its Subsidiaries (other than Holdings and its Subsidiaries) and any other Persons and (b) the Borrower and its Subsidiaries have assets and liabilities that are separate from those of Sempra and its Subsidiaries (other than Holdings and its Subsidiaries) and any other Persons.

Section 8.21 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among the parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 8.22 [Reserved].

Section 8.23 Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that this Agreement and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that the rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 8.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” shall mean any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signatures To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ONCOR ELECTRIC DELIVERY COMPANY LLC, as the Borrower

By:	/s/ Kevin R. Fease
Name: Kevin R. Fease
Title: Vice President and Treasurer

[SIGNATURE PAGE – TERM LOAN AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION, as the Lender

By:	/s/ John M. Eyerman
Name: John M. Eyerman
Title: Senior Vice President

[SIGNATURE PAGE – TERM LOAN AGREEMENT]

Schedule 2.01 – Commitments

LENDER	COMMITMENT
U.S. Bank National Association	$150,000,000
TOTAL:	$150,000,000

Schedule 2.01-1

Schedule 5.10 – Existing Liens

None.

Schedule 5.10-1

Schedule 5.12 – Terms of Subordination

Section 1. Definitions. (a) As used in this Schedule 5.12, the terms set forth below shall have the respective meanings provided below:

“Credit Agreement” shall mean the Term Loan Credit Agreement, dated as of March 22, 2023, between Oncor Electric Delivery Company LLC, as the Borrower and U.S. Bank National Association, as (the Senior Lender”), together with the documents related thereto, as same may be amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified from time to time, and including any agreement extending the maturity of, refinancing or restructuring all or any portion of, or increasing the principal amount of the indebtedness under such agreement or of any successor agreements.

“Senior Obligations” shall have the meaning given to the term “Obligations” in the Credit Agreement (and shall include, without limitation, all interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided in the governing documentation, whether or not such interest is an allowed claim in such proceeding).

“Subordinated Obligations” shall mean obligations of any Person (such Person, a “Subordinated Lender”) that are subordinate in right of payment and enforcement to the prior payment of the Obligations arising under the Credit Documents on the terms set forth in this Schedule 5.12 or such other terms as are acceptable to the Senior Lender.

“Subordination Agreement” shall mean a written agreement incorporating the terms and conditions of this Schedule 5.12 between Borrower and each Subordinated Lender to which any Subordinated Obligations are owed.

Section 2. Subordination. (a) The Subordinated Lender hereby agrees that all its right, title and interest in and to the Subordinated Obligations shall be subordinate and junior in right of payment to the rights of the Senior Lender in respect of the Senior Obligations, including the payment of principal, premium (if any), interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), fees, expense and reimbursement obligations, indemnification obligations and all other amounts payable under the Credit Agreement, any other Credit Document, or in respect thereof.

(b) The Borrower and the Subordinated Lender hereby agree that, notwithstanding any provision to the contrary in any agreement governing or evidencing Subordinated Obligations, no payment (whether directly, by purchase, redemption or exercise of any rights of setoff or otherwise and whether mandatory or voluntary) in respect of the Subordinated Obligations, whether of principal, interest or otherwise, and whether in cash, securities or other property, shall be made by or on behalf of the Borrower or received, accepted or demanded, directly or indirectly, by or on behalf of the Subordinated Lender at any time prior to the payment in full in cash of all of the Senior Obligations.

(c) Upon any distribution of all or substantially all of the assets of the Borrower or upon any dissolution, winding up, liquidation or reorganization of the Borrower, whether in bankruptcy, insolvency, reorganization, arrangement or receivership proceedings or otherwise, or upon any assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Borrower, or otherwise:

(i) the Senior Lender shall first be entitled to receive indefeasible payment in full in cash of the Senior Obligations (whenever arising) before the Subordinated Lender shall be entitled to receive any payment on account of the Subordinated Obligations of the Borrower, whether of principal, interest or otherwise; and

Schedule 5.12-1

(ii) any payment by, or on behalf of, or distribution of the assets of, the Borrower of any kind or character, whether in cash, securities or other property, to which the Subordinated Lender would be entitled except for the provisions of this Section 2, shall be paid or delivered by the Person making such payment or distribution (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Senior Lender, for the benefit of the Senior Lender, until the indefeasible payment in full in cash of all Senior Obligations.

The Subordinated Lender agrees not to ask, demand, sue for or take or receive from the Borrower in cash, securities or other property or by setoff, purchase or redemption (including, without limitation, from or by way of collateral), payment of all or any part of the Subordinated Obligations to the extent prohibited by the preceding sentence, and agrees that in connection with any proceeding involving the Borrower under any bankruptcy, insolvency reorganization, arrangement, receivership or similar law (i) the Senior Lender is irrevocably authorized and empowered (in its own name or in the name of the Subordinated Lender or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in the preceding sentence and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the Subordinated Obligations and enforcing any security interest or other lien securing payment of the Subordinated Obligation) as the Senior Lender may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Senior Lender and (ii) the Subordinated Lender shall duly and promptly take such action as the Collateral Agent, if any, may request to (A) collect amounts in respect of the Subordinated Obligations for the account of the Senior Lender and to file appropriate claims or proofs of claim in respect of the Subordinated Obligations, (B) execute and deliver to such Collateral Agent such irrevocable powers of attorney, assignments or other instruments as such Collateral Agent may request in order to enable such Collateral Agent to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Obligations and (C) collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Subordinated Obligations. A copy of this Subordination Agreement may be filed with any court as evidence of the Senior Lender’s right, power and authority thereunder.

(d) In the event that any payment by, or on behalf of, or distribution of the assets of, the Borrower of any kind or character, whether in cash, securities or other property, and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, shall be received by or on behalf of the Subordinated Lender or any Affiliate thereof at a time when such payment is prohibited by this Subordination Agreement, such payment or distribution shall be held by the Subordinated Lender in trust (segregated from other property of the Subordinated Lender) for the benefit of, and shall forthwith be paid over to, the Senior Lender, for the benefit of the Senior Lender, until the indefeasible payment in full in cash of all Senior Obligations.

(e) Subject to the prior indefeasible payment in full in cash of the Senior Obligations, the Subordinated Lender shall be subrogated to the rights of the Senior Lender to receive payments or distributions in cash, securities or other property of the Borrower to the Senior Obligations until all amounts owing on the Senior Obligations shall be indefeasibly paid in full in cash, and, as between and among the Borrower, its creditors (other than the Senior Lender) and the Subordinated Lender, no such payment or distribution made to the Senior Lender by virtue of this Subordination Agreement that otherwise would have been made to the Subordinated Lender shall be deemed to be a payment by the Borrower on account of the Subordinated Obligations, it being understood that the provisions of this paragraph (e) are intended solely for the purpose of defining the relative rights of the Subordinated Lender and the Senior Lender.

Schedule 5.12-2

(f) Without the prior written consent of the Senior Lender, the Borrower shall not give, or permit to be given, and the Subordinated Lender shall not receive, accept or demand, (i) any security of any nature whatsoever for the Subordinated Obligations on any property or assets, whether now existing or hereafter acquired, of the Borrower or any Subsidiary of the Borrower or (ii) any guarantee, of any nature whatsoever, by the Borrower or any Subsidiary of the Borrower, of the Subordinated Obligations other than any guarantee subordinated to the Senior Obligations on terms substantially identical to (and no less favorable in any significant respect to the Senior Lender than) those hereof. The Subordinated Lender agrees that all of the proceeds of any such security or guarantee shall be subject to the provisions hereof with respect to payments and other distributions in respect of the Subordinated Obligations.

(g) Any and all instruments or records now or hereafter creating or evidencing the Subordinated Obligations, whether upon refunding, extension, renewal, refinancing, replacement or otherwise, shall contain the following legend:

“Notwithstanding anything contained herein to the contrary, neither the principal of nor the interest on, nor any other amounts payable in respect of, the indebtedness created or evidenced by this instrument or record shall become due or be paid or payable, except to the extent permitted under the Subordination Agreement, dated [ ], [ ] 20[ ], among, inter alia, [ ] and [ ], which Subordination Agreement is incorporated herein with the same effect as if fully set forth herein.”

(h) The Subordinated Lender agrees that, except for claims submitted in any proceeding contemplated by Section 2(c) hereof, it will not take any action to cause the Subordinated Obligations to become payable prior to their scheduled maturity or exercise any remedies or take any action or proceeding to enforce the Subordinated Obligations if the payment of such Subordinated Obligation is then prohibited by this Subordination Agreement, and the Subordinated Lender further agrees not to file, or to join with any other creditors of the Borrower in filing, any petition commencing any bankruptcy, insolvency, reorganization, arrangement or receivership proceeding or any assignment for the benefit of creditors against or in respect of the Borrower or any other marshalling of the assets and liabilities of the Borrower (provided, that this prohibition shall in no event be construed so as to limit the Subordinated Lender’s right to cause the Subordinated Obligations to become payable prior to their scheduled maturity if all of the outstanding Term Loans in respect of the Borrower under the Credit Agreement have been declared due and payable prior to their scheduled maturity dates).

Section 3. Waivers and Consents. (a) The Subordinated Lender waives the right to compel that any assets or property of the Borrower or the assets or property of any guarantor of the Senior Obligations or any other Person be applied in any particular order to discharge the Senior Obligations. The Subordinated Lender expressly waives the right to require the Senior Lender to proceed against the Borrower or any guarantor of the Senior Obligations or any other Person, or to pursue any other remedy in the Senior Lender’s power which the Subordinated Lender cannot pursue and which would lighten the Subordinated Lender’s burden, notwithstanding that the failure of the Senior Lender to do so may thereby prejudice the Subordinated Lender. The Subordinated Lender agrees that it shall not be discharged, exonerated or have its obligations hereunder to the Senior Lender reduced (i) by the Senior Lender’s delay in proceeding against or enforcing any remedy against the Borrower or any guarantor of the Senior Obligations or any other Person; (ii) by the Senior Lender releasing the Borrower or any other guarantor of the Senior Obligations or any other Person from all or any part of the Senior Obligations; or (iii) by the discharge of the Borrower or any guarantor of the Senior Obligations or any other Person by an operation of law or otherwise, with or without the intervention or omission of the Senior Lender, except in each case unless all Senior Obligations due to the Senior Lender have been indefeasibly paid in full in cash. The Senior Lender’s vote to accept or reject any plan of reorganization relating to the Borrower or any guarantor of the Senior Obligations or any other Person, or the Senior Lender’s receipt on account of all or part of the Senior Obligations of any cash, securities or other property distributed in any bankruptcy, reorganization or insolvency case, shall not discharge, exonerate, or reduce the obligations of the Subordinated Lender hereunder to the Senior Lender, except in each case unless all Senior Obligations have been indefeasibly paid in full in cash.

Schedule 5.12-3

(b) The Subordinated Lender waives all rights and defenses arising out of an election of remedies by the Senior Lender, even though that election of remedies, including, without limitation, any nonjudicial foreclosure with respect to security for the Senior Obligations, has impaired the value of the Subordinated Lender’s rights of subrogation, reimbursement or contribution against the Borrower or any other guarantor of the Senior Obligations or any other Person. The Subordinated Lender expressly waives any rights or defenses it may have by reason of protection afforded to the Borrower or any other guarantor of the Senior Obligations or any other Person with respect to the Senior Obligations pursuant to any anti-deficiency laws or other laws of similar import which limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of real property or personal property for the Senior Obligations.

(c) The Subordinated Lender agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of the Senior Obligations made by the Senior Lender may be rescinded in whole or in part by the Senior Lender, and any Senior Obligation may be continued, and the Senior Obligations, or the liability of the Borrower or any other guarantor or any other party upon or for any part thereof, or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered or released by the Senior Lender, in each case without notice to or further assent by the Subordinated Lender, which will remain bound under this Subordination Agreement and without impairing, abridging, releasing or affecting the subordination and other agreements provided for herein.

(d) The Subordinated Lender waives any and all notice of the creation, renewal, extension or accrual of any of the Senior Obligations and notice of or proof of reliance by the Senior Lender upon this Subordination Agreement. The Senior Obligations, and any of them, shall be deemed conclusively to have been created, contracted or incurred and the consent given to create the obligations of the Borrower in respect of the Subordinated Obligations in reliance upon this Subordination Agreement, and all dealings between the Borrower and the Senior Lender shall be deemed to have been consummated in reliance upon this Subordination Agreement. The Subordinated Lender acknowledges and agrees that each Senior Lender has relied upon the subordination and other agreements provided for herein in consenting to the Subordinated Obligations. The Subordinated Lender waives notice of or proof of reliance on this Subordination Agreement and protest, demand for payment and notice of default.

Section 4. Transfers. The Subordinated Lender shall not sell, assign or otherwise transfer or dispose of, in whole or in part, all or any part of the Subordinated Obligations or any interest therein to any other Person (a “Transferee”) or create, incur or suffer to exist any security interest, Lien, charge or other encumbrance whatsoever upon all or any part of the Subordinated Obligations or any interest therein in favor of any Transferee unless (a) such action is made expressly subject to this Subordination Agreement, (b) the Transferee is reasonably acceptable to the Senior Lender and (c) the Transferee expressly acknowledges to the Senior Lender, by a writing in form and substance satisfactory to the Senior Lender, the subordination and other agreements provided for herein, and in such writing agrees to be bound by all of the terms of this Subordination Agreement, including without limitation this Section 4, as if such Person were the Subordinated Lender.

Section 5. Senior Obligations Unconditional. All rights and interests of the Senior Lender hereunder, and all agreements and obligations of the Subordinated Lender and the Borrower hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of the Credit Agreement or any other Credit Document;

Schedule 5.12-4

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Obligations, or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Credit Agreement or any other Credit Document;

(c) any exchange, release or nonperfection of any Lien in any collateral, or any release, amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of, or consent to departure from, any guarantee of any of the Senior Obligations; or

(d) any other circumstances that might otherwise constitute a defense available to, or a discharge of, the Borrower in respect of the Senior Obligations, or of the Subordinated Lender or the Borrower in respect of this Subordination Agreement.

Section 6. Representations and Warranties. The Subordinated Lender represents and warrants to the Senior Lender that:

(a) It has the power and authority and the legal right to execute and deliver and to perform its obligations under this Subordination Agreement and has taken all necessary action to authorize its execution, delivery and performance of this Subordination Agreement.

(b) This Subordination Agreement has been duly executed and delivered by the Subordinated Lender and constitutes a legal, valid and binding obligation of the Subordinated Lender, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) The execution, delivery and performance of this Subordination Agreement will not violate any provision of any requirement of law applicable to the Subordinated Lender or of any contractual obligation of the Subordinated Lender.

(d) No consent or authorization of, filing with or other act by or in respect of any arbitrator or regulatory body or Governmental Authority, except such as have been obtained or made and are in full force and effect, and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Subordination Agreement.

Section 7. Waiver of Claims. (a) To the maximum extent permitted by law, the Subordinated Lender waives any claim it might have against the Senior Lender with respect to, or arising out of, any action or failure to act or any error of judgment, negligence or mistake or oversight whatsoever on the part of the Senior Lender or its directors, officers, employees, agents or affiliates with respect to any exercise of rights or remedies under the Credit Documents or any other document creating or governing any Senior Obligations. Neither the Senior Lender nor any of its respective directors, officers, employees, agents or affiliates shall be liable for failure to demand, collect or realize upon any collateral or any guarantee or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any collateral upon the request of the Borrower or the Subordinated Lender or any other Person or to take any other action whatsoever with regard to any collateral or any such guarantee.

(b) The Subordinated Lender, for itself and on behalf of its successors and assigns, hereby waives any and all now existing or hereafter arising rights it may have to require the Senior Lender to marshal assets for the benefit of the Subordinated Lender, or to otherwise direct the timing, order or manner of any sale, collection or other enforcement of remedies against any collateral or enforcement of the Credit Documents. The Senior Lender is under no duty or obligation, and the Subordinated Lender hereby waives any right it may have to compel the Senior Lender, to pursue any guarantor or other Person who may be liable for the Senior Obligations, or to enforce any Lien or security interest in any collateral.

Schedule 5.12-5

(c) The Subordinated Lender hereby waives and releases all rights which a guarantor or surety with respect to the Senior Obligations could exercise.

(d) The Subordinated Lender hereby waives any duty on the part of the Senior Lender to disclose to it any fact known or hereafter known by the Senior Lender relating to the operation or financial condition of the Borrower or any guarantor of the Senior Obligations, or their respective businesses. The Subordinated Lender enters into this Subordination Agreement based solely upon its independent knowledge of the Borrower’s results of operations, financial condition and business, and the Subordinated Lender assumes full responsibility for obtaining any further or future information with respect to the Borrower or its results of operations, financial condition or business.

Section 8. Further Assurances. The Subordinated Lender and the Borrower, at the Borrower’s expense and at any time from time to time, upon the written request of the Senior Lender, will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Senior Lender reasonably may request for the purposes of obtaining or preserving the full benefits of this Subordination Agreement and of the rights and powers herein granted, subject to the terms of the Credit Agreement.

Section 9. Expenses. (a) The Borrower will pay or reimburse the Senior Lender, upon demand, for all of its costs and expenses in connection with the enforcement or preservation of any rights under this Subordination Agreement, including, without limitation, fees and disbursements of counsel to the Senior Lender, in each case, in accordance with the terms of the Credit Agreement.

(b) The Borrower will pay, indemnify, and hold the Senior Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions (whether sounding in contract, tort or on any other ground), judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the failure of the Borrower or the Subordinated Lender to perform any of its obligations arising out of or relating to this Subordination Agreement in accordance with the terms of the Credit Agreement.

Section 10. Provisions Define Relative Rights. This Subordination Agreement is intended solely for the purpose of defining the relative rights of the Senior Lender on the one hand and the applicable Subordinated Lender and the Borrower on the other, and no other Person shall have any right, benefit or other interest under this Subordination Agreement.

Section 11. Powers Coupled with an Interest. All powers, authorizations and agencies contained in this Subordination Agreement are coupled with an interest and are irrevocable until the Senior Obligations are indefeasibly paid in full in cash.

Section 12. Bankruptcy. This Subordination Agreement shall be applicable both before and after the filing of any petition by or against the Borrower or any guarantor under the United States Bankruptcy Code or any other bankruptcy, insolvency, reorganization, arrangement or proceeding under similar law and all converted or succeeding cases in respect thereof, and all references herein to the Borrower or any guarantor shall be deemed to apply to the trustee for the Borrower or such guarantor and any such entity as a debtor-in-possession. This Subordination Agreement shall constitute a “subordination agreement” for purposes of Section 510(a) of the United States Bankruptcy Code and shall be enforceable in accordance with its terms in any other bankruptcy, insolvency, reorganization, arrangement or proceeding under similar law.

Schedule 5.12-6

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Schedule 5.12-7

EXHIBIT A

FORM OF BORROWING REQUEST

BORROWING REQUEST

[Date]

U.S. Bank National Association

209 S. LaSalle Street (MK-IL-RY3S)

Chicago, Illinois 60604

Attention: Oil & Gas and Utilities Division

Re:	Borrowing Request

Ladies and Gentlemen:

The undersigned, Oncor Electric Delivery Company LLC (the “Borrower”), refers to the Term Loan Credit Agreement, dated as of March 22, 2023 (as it may hereafter be amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified from time to time, the “Agreement”), between the Borrower and U.S. Bank National Association (the “Lender”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement. The Borrower hereby gives you notice pursuant to Section 2.03(a) of the Agreement that it requests a Borrowing during the Funding Availability Period under the Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A) Date of Borrowing (which is a Business Day)

(B) Principal amount of Borrowing[1]

(C) Interest rate basis[2]

(D) Interest Period and the last day thereof[3]	One month ending [____] [__], 20[__]

Upon acceptance of such Borrowing in response to this request, the Borrower shall be deemed to have represented and warranted that the applicable conditions to lending specified in Article IV of the Agreement have been satisfied. Notwithstanding the foregoing, the representations and warranties set forth in Sections 3.05(b) and 3.06 of the Agreement shall not be required to be made by the Borrower, if, at the time of such Borrowing, the Debt Rating is above BBB-/Baa3.

Very truly yours,

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:
Name:
Title:

[1]	Each Borrowing shall be in an amount which is an integral multiple of $1,000,000 and not less than $5,000,000.
[2]	Term SOFR Loan or ABR Loan.
[3]	Only applicable to Term SOFR Loans, which shall be subject to the definition of “Interest Period” and not end later than the Maturity Date.

Exhibit B-1-1

EXHIBIT B

FORM OF CONVERSION NOTICE

CONVERSION NOTICE

[Date]

U.S. Bank, National Association

209 S. LaSalle Street (MK-IL-RY3S)

Chicago, Illinois 60604

Attention: Oil & Gas and Utilities Division

Re: Conversion Notice

Ladies and Gentlemen:

The undersigned, Oncor Electric Delivery Company LLC (the “Borrower”), refers to the Term Loan Credit Agreement, dated as of March 22, 2023 (as it may hereafter be amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified from time to time, the “Agreement”), between the Borrower and U.S. Bank National Association (the “Lender”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement. The Borrower hereby gives you notice pursuant to Section 2.03(b) of the Agreement that it requests a Conversion under the Agreement, and in that connection sets forth below the terms on which such Conversion is requested to be made:

(A) Date of Conversion (which is a Business Day)

(B) Principal amount of Term Loans to be Converted[1]

(C) Interest rate basis prior to Conversion[2]

(D) Interest rate basis after Conversion

(E) Interest Period and the last day thereof[3]

[The undersigned also certifies that at the time of and immediately after giving effect to this Conversion, no Event of Default has occurred and is continuing or would result from this Conversion.] 4

Very truly yours,

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:
Name:
Title:

[1]	Not less than $5,000,000 (and in integral multiples of $1,000,000).
[2]	Term SOFR Loan or ABR Loan.
[3]	Only applicable to Term SOFR Loans, which shall be subject to the definition of “Interest Period” and not end later than the Maturity Date.
[4]	This certification is required to be made only for any request to Convert Term Loans from ABR Loans to Term SOFR Loans.

Exhibit B-2-1

EXHIBIT C

FORM OF TERM LOAN NOTE

TERM LOAN NOTE

[    ], 20[    ]

$[    ]

FOR VALUE RECEIVED, the undersigned, ONCOR ELECTRIC DELIVERY COMPANY LLC, a Delaware limited liability company (the “Borrower”), HEREBY PROMISES TO PAY to U.S. BANK NATIONAL ASSOCIATION or its registered assigns (the “Lender”), on the Maturity Date (such term, and each other capitalized term used but not defined herein, having the meaning ascribed thereto in the Credit Agreement (as defined below)), in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of the Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement referenced below; provided, however, that the principal amount outstanding under this Term Loan Note is subject to prepayment and repayment from time to time, with accrued interest thereon, as specified in the Credit Agreement. The Borrower further agrees to pay interest in like money to the Lender on the unpaid principal amount hereof from the date hereof at such interest rates, and payable at such times, as specified in the Credit Agreement.

This Term Loan Note is delivered pursuant to, and is entitled to the benefits of, the Term Loan Credit Agreement, dated as of March 22, 2023 (as the same may be amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified from time to time, the “Credit Agreement”), between the Borrower and the Lender. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Term Loan Note shall be governed by, and construed in accordance with, the laws of the State of New York, United States.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:
Name:
Title:

Exhibit C-1

EXHIBIT D

FORM OF PREPAYMENT NOTICE

PREPAYMENT NOTICE

[Date]

U.S. Bank, National Association

209 S. LaSalle Street (MK-IL-RY3S)

Chicago, Illinois 60604

Attention: Oil & Gas and Utilities Division

Re: Prepayment Notice

Ladies and Gentlemen:

The undersigned, Oncor Electric Delivery Company LLC (the “Borrower”), refers to the Term Loan Credit Agreement, dated as of March 22, 2023 (as it may hereafter be amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified from time to time, the “Agreement”), between the Borrower and U.S. Bank National Association (the “Lender”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement. The Borrower hereby gives you notice of prepayment pursuant to Section 2.08 of the Agreement and acknowledges that such prepayment will be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment.

(A)	Interest rate basis[1] of Borrowings to be prepaid (in whole or in part)

(B)	Principal amount to be prepaid[2]

(C)	Date of prepayment (which is a Business Day)

Very truly yours,

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:
Name:
Title:

[1]	Term SOFR Loan or ABR Loan.
[2]	If a partial prepayment, not less than $5,000,000 and in integral multiples of $1,000,000.

Exhibit D-1

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

[Date]

U.S. Bank, National Association

209 S. LaSalle Street (MK-IL-RY3S)

Chicago, Illinois 60604

Attention: Oil & Gas and Utilities Division

Re: Compliance Certificate

Ladies and Gentlemen:

The undersigned, Oncor Electric Delivery Company LLC (the “Borrower”), refers to the Term Loan Credit Agreement, dated as of March 22, 2023 (as it may hereafter be amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified from time to time, the “Agreement”), between the Borrower and U.S. Bank National Association (the “Lender”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement. The Borrower hereby certifies to the Lender that as of ______, 202__:

(a) except as set forth below, no Default or Event of Default under or within the meaning of the Agreement has occurred and is continuing:

Exceptions: ;

(b) to the best of the undersigned’s knowledge, the financial statements of the Borrower included in the Form [10-Q][10-K] enclosed herewith in accordance with Section 5.03(b) of the Agreement present consistently, fairly and in conformity with GAAP [(subject to normal year-end adjustments and absence of footnotes)], in all material respects, the financial position, balance sheets, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries at the end of the most recently completed quarter ended as of ______, 202__; and

(c) attached hereto as Schedule 1 is a determination of the Borrower’s compliance with the financial covenant set forth in Section 5.11 of the Agreement as of ______, 202__, in each case calculated in accordance with the Agreement.

Very Truly Yours,

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:
Name:
Title:

Schedule 1

Financial Covenant Information as of the quarter ending ______, 202__

Section 5.11 Ratio of Consolidated Senior Debt to Consolidated Total Capitalization

1. Consolidated Senior Debt	$	______

2. Consolidated Total Capitalization

(a) Consolidated Shareholders’ Equity	$	______

(b) Consolidated Senior Debt (Item 1)	$	______

(c) Subordinated Obligations [excluded from the calculation of Senior Debt]	$	______

(d) Sum of Items 2(a) plus 2(b) plus 2(c)	$	______

3. Ratio of Consolidated Senior Debt to Consolidated Total Capitalization (ratio of Item 1 to Item 2(d))			_____ to 1.00
Maximum Permitted: 0.65 to 1.00